U.S. OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING ORDINARY SHARES AND ADSS
OF

ENDESA, S.A.

FOR

€24.905 PER ORDINARY SHARE AND PER ADS
 BY

E.ON ZWÖLFTE VERWALTUNGS GMBH,
 A WHOLLY OWNED SUBSIDIARY OF

E.ON AG

This U.S. Offer and withdrawal rights will expire at 6:00 p.m.,
New York City time, on February 26, 2007,
unless E.ON Zwölfte Verwaltungs GmbH
(which is referred to as ‘‘E.ON 12’’) extends
the U.S. Offer or unless it lapses or is withdrawn.

This U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located. A separate, concurrent Spanish Offer is open to all holders of ordinary shares, whether resident in Spain or outside of Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer. This Offer to Purchase covers only the U.S. Offer.

This U.S. Offer and the Spanish Offer are conditioned on receipt of valid tenders in the U.S. Offer and the Spanish Offer for at least an aggregate of 529,481,934 ordinary shares (including ordinary shares represented by ADSs), representing 50.01% of Endesa’s share capital. The U.S. Offer and the Spanish Offer are also conditioned upon modifications being made to Endesa’s articles of association. In addition, the U.S. Offer is conditioned on the completion of the Spanish Offer.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, at its telephone number or address set forth on the last page of this Offer to Purchase. Additional copies of this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent.

The U.S. Tender Agent for the U.S. Offer is:

The Information Agent for the U.S. Offer is:

January 26, 2007

i

SUMMARY TERM SHEET

E.ON Zwölfte Verwaltungs GmbH (which is referred to as ‘‘E.ON 12’’), a German limited liability company and wholly owned subsidiary of E.ON Aktiengesellschaft (which is referred to as ‘‘E.ON’’), is offering to acquire all the outstanding ordinary shares, par value €1.20 per share (which are referred to as the ‘‘ordinary shares’’), and American depositary shares (which are referred to as the ‘‘ADSs’’, and together with the ordinary shares, as the ‘‘Endesa securities’’) of Endesa, S.A., a Spanish public limited company (which is referred to as ‘‘Endesa’’), pursuant to this U.S. offer (which is referred to as the ‘‘U.S. Offer’’). E.ON 12 is also making a separate, concurrent Spanish offer (which is referred to as the ‘‘Spanish Offer’’ and, together with the U.S. Offer, the ‘‘Offers’’) for the ordinary shares.

The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located.

On February 21, 2006, E.ON 12 had announced its intent to make an offer to acquire all the ordinary shares and ADSs for €27.50 in cash, without interest. The initial offer price of €27.50 was subsequently reduced to the current offer price of €24.905 by the amount of the special dividend paid by Endesa of €2.095 per ordinary share and ADS on July 3, 2006, and the interim dividend paid by Endesa of €0.50 per ordinary share and ADS on January 2, 2007, in each case, pursuant to the terms of the originally announced offer price. On September 26, 2006, E.ON 12 announced its intent to increase its offer price to at least €35.00 in cash for each ordinary share and each ADS. On January 2, 2007, pursuant to the terms of the increased offer price, the increased offer price of at least €35.00 was reduced to at least €34.50 as a result of the interim dividend paid by Endesa of €0.50 per ordinary share and ADS on January 2, 2007. Although the resulting announced offer price of at least €34.50 is legally binding on E.ON 12 as a matter of Spanish law, E.ON 12 will not be permitted to formally increase the offer price under the Offers until the Comisión Nacional del Mercado de Valores (which is referred to as the ‘‘CNMV’’) approves the increase during the course of the Offers in accordance with Spanish tender offer regulation. Accordingly, until the CNMV approval for the price increase is received, the offer price under the Offers is formally €24.905. See Section 3 (‘‘Consideration’’) of this Offer to Purchase.

The following are some of the questions that you, as a shareholder of Endesa, may have and the answers to those questions. This summary term sheet is not meant to be a substitute for the information contained in this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery. Therefore, E.ON urges you to carefully read this entire Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery prior to making any decision regarding whether or not to tender your ordinary shares and ADSs. Cross-references are included in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned in this summary term sheet.

Q:	Who is offering to buy my Endesa securities?

A:	The U.S. Offer is being made by E.ON 12, a wholly owned subsidiary of E.ON. E.ON 12 is a German limited liability company, incorporated with the sole purpose of making the Offers. E.ON is a German stock corporation, headquartered in Düsseldorf, Germany, that is active in the energy business, primarily the supply of electricity and natural gas.

Q:	What Endesa securities is E.ON 12 seeking to acquire?

A:	E.ON 12 is offering to buy all the outstanding ordinary shares and ADSs of Endesa in exchange for cash.

Q:	What would I receive in exchange for my ordinary shares or ADSs?

A:	E.ON 12 is offering to pay the offer price in cash for each ordinary share and each ADS validly tendered in the U.S. Offer and not withdrawn.

The cash consideration paid in the U.S. Offer to tendering holders of ordinary shares and ADSs will, to the extent practicable, be converted into U.S. dollars on the day that it is received by Mellon Investor Services LLC, the U.S. Tender Agent, at the then prevailing spot market rate applicable to similar transactions and will be distributed, net of any expenses incurred, to tendering holders of ordinary shares and ADSs on that date.

As described in Section 3 (‘‘Consideration’’) of this Offer to Purchase, the offer price will be reduced by an amount equivalent to the gross amount of any dividend per ordinary share paid by Endesa prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer. However, this reduction is subject to the limitation that the offer price resulting from such reduction shall always be higher than the value of the consideration offered by Gas Natural SDG, S.A. (which is referred to as ‘‘Gas Natural’’), as adjusted pursuant to the mechanism set forth in its prospectus dated February 27, 2006.

Q:	Can I choose the currency of the cash that I receive?

A:	If you accept the U.S. Offer for the ordinary shares and ADSs, the consideration you will receive for your ordinary shares or ADSs will be paid in U.S. dollars. Any expenses that the U.S. Tender Agent will incur in converting the cash consideration into U.S. dollars will be deducted from the cash consideration to be paid in the U.S. Offer.

Q:	How does the U.S. Offer compare with prices of ordinary shares and ADSs before the announcement of the Offers?

A:	If the offer price is increased to €34.50 per ordinary share and ADS, it will represent a premium of:

•	85.9% (101.5% taking into account the dividends paid by Endesa in January 2006, July 2006 and January 2007) to the closing price of €18.56 per ordinary share on September 2, 2005, the last business day prior to the announcement by Gas Natural confirming that it was making an offer for Endesa, and 85.7% (101.3% taking into account the dividends paid by Endesa in January 2006, July 2006 and January 2007) to the closing price of $23.29 per ADS on that date (based on an exchange rate expressed in U.S. dollars per euro of $1.2538 = €1.00, which was the Federal Reserve Bank of New York noon buying rate on that date);

•	35.4% (45.6% taking into account the dividend paid by Endesa in July 2006 and January 2007) to the closing price of €25.48 per ordinary share on February 20, 2006, the last business day prior to the announcement that E.ON 12 had filed an offer for Endesa with the CNMV, and 37.7% (48.0% taking into account the dividend paid by Endesa in July 2006 and January 2007) to the closing price of $29.84 per ADS on February 17, 2006, the last business day in New York prior to the announcement that E.ON 12 had filed an offer for Endesa with the CNMV (based on an exchange rate expressed in U.S. dollars per euro of $1.1906 = €1.00, which was the Federal Reserve Bank of New York noon buying rate on February 17, 2006); and

•	93.5% (109.7% taking into account the dividends paid by Endesa in January 2006, July 2006 and January 2007) to the average closing price of €17.83 per ordinary share over the six months preceding September 2, 2005 and 93.7% (110.0% taking into account the dividends paid by Endesa in January 2006, July 2006 and January 2007) to the average closing price of $22.36 per ADS over the same period (based on an exchange rate expressed in U.S. dollars per euro of $1.2554 = €1.00, which was the average of the Federal Reserve Bank of New York noon buying rates on the dates within that period).

For details on the consideration under the U.S. Offer see Section 3 (‘‘Consideration’’) of this Offer to Purchase. For a summary of the historical prices of ordinary shares and ADSs and information on Endesa dividends, see Section 10 (‘‘Price Range of Endesa’s Ordinary Shares and ADSs’’) of this Offer to Purchase.

Q:	Does E.ON 12 have the financial resources to make payment?

A:	Yes. The U.S. Offer will be financed by means of an euro syndicated term loan and guarantee facility, under which E.ON is the borrower. E.ON will provide the amount borrowed under the facility, together with any of E.ON’s cash resources that may be used for the Offers, to E.ON 12 by means of either an intercompany loan or capital contribution. E.ON will ensure that E.ON 12 is adequately financed and capitalized to pay the consideration under the Offers. The U.S. Offer is not conditioned on any financing arrangements.

For more information, see Section 16 (‘‘Source and Amount of Funds’’) of this Offer to Purchase.

Q:	How do I accept the U.S. Offer?

A	If you are a holder of ordinary shares through a custodian, such as a broker, bank or trust company, to accept the U.S. Offer you must:

•	complete and sign the enclosed Share Form of Acceptance and send it to the U.S. Tender Agent; and

•	instruct your custodian to transfer your ordinary shares to the U.S. Tender Agent’s custodian account in Spain, in each case before the expiration of the acceptance period.

If you have not yet received instructions from your custodian, you may contact Innisfree M&A Incorporated, the Information Agent, at the address and telephone number provided on the last page of this Offer to Purchase or you may contact your custodian directly.

If you are a holder of ADSs in certificate form, to accept the U.S. Offer you must deliver your American depositary receipts representing your ADSs, together with a completed and signed ADS Letter of Transmittal, to the U.S. Tender Agent along with any other required documents. If your ADSs are held through a custodian, such as a broker, bank or trust company, your custodian can tender your ADSs through The Depository Trust Company.

If you cannot complete the tender of your Endesa securities in the manner described above on a timely basis, you may nevertheless be able to tender your Endesa securities by following the procedures for guaranteed delivery.

For more information, see Section 7 (‘‘Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs’’) of this Offer to Purchase.

Q:	How long do I have to accept the U.S. Offer?

A:	You will have until 6:00 p.m., New York City time, on February 26, 2007, to accept the U.S. Offer, unless the U.S. Offer is extended, lapses or is withdrawn. If you cannot complete the tender of your Endesa securities by that time, you may be able to gain more time by following the procedures for guaranteed delivery. E.ON 12 does not currently plan to offer a subsequent offering period. For more information, see Section 4 (‘‘Extension, Variation or Change in the U.S. Offer’’) of this Offer to Purchase.

Q:	Can the acceptance period of the U.S. Offer be extended?

A:	Yes. The acceptance period of the U.S. Offer can be extended under applicable U.S. law. Any extension of the acceptance period will be publicly announced. For more information, see Section 4 (‘‘Extension, Variation or Change in the U.S. Offer’’) of this Offer to Purchase.

In addition, because the U.S. Offer is conditioned upon the completion of the Spanish Offer, E.ON 12 intends to extend the U.S. Offer if there are any extensions in the Spanish Offer. Pursuant to Spanish law, the Spanish Offer may be extended by the CNMV to allow Endesa’s shareholders to adopt the resolutions upon which the Offers are conditioned at Endesa’s general shareholders’ meeting.

E.ON 12 does not currently plan to offer a subsequent offering period.

Q:	Can I withdraw my acceptance?

A:	You may withdraw your tender of ordinary shares and ADSs pursuant to the U.S. Offer at any time before 6:00 p.m., New York City time, on February 26, 2007, the expiration time of the acceptance period (unless the U.S. Offer is extended, lapses or is withdrawn). If the U.S. Offer is extended, you may withdraw your tendered ordinary shares and ADSs prior to the extended expiration of the acceptance period, which will be publicly announced.

For more information, see Section 8 (‘‘Withdrawal Rights’’) of this Offer to Purchase.

Q:	How do I withdraw my acceptance?

A:	To withdraw an acceptance of the U.S. Offer, you must deliver a written notice of withdrawal with the required information to the U.S. Tender Agent while you still have the right to withdraw the ordinary shares or ADSs.

For more information, see Section 8 (‘‘Withdrawal Rights’’) of this Offer to Purchase.

Q:	Will I have to pay any fees or commissions?

A:	If you are the registered owner of your ordinary shares or ADSs and you accept the U.S. Offer, you will not have to pay brokerage fees or similar commissions. However, if you own your ordinary shares or ADSs through a broker or other nominee, and your broker accepts the U.S. Offer on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

Q:	If I accept the U.S. Offer, when will I be paid?

A:	If the conditions to the U.S. Offer are waived or satisfied and E.ON 12 consummates the U.S. Offer and accepts your ordinary shares and ADSs for payment, pursuant to Spanish practice you will receive payment for the ordinary shares and ADSs you tendered promptly following the expiration of the acceptance period of the U.S. Offer, which is expected to be approximately two weeks following the expiration of the acceptance period of the U.S. Offer.

For more information, see Section 6 (‘‘Acceptance for Payment and Payment’’) of this Offer to Purchase.

Q:	Will I be taxed on the cash that I receive?

A:	All holders of ordinary shares and ADSs are advised to consult a tax advisor regarding the consequences for them of the U.S. Offer. For U.S. and Spanish federal income tax purposes, the U.S. Offer will be a taxable transaction.

•	A U.S. holder may generally recognize a capital gain or loss on their ordinary shares or ADSs in an amount equal to the difference between the U.S. holder’s tax basis in its ordinary shares or ADSs and the offer consideration valued in U.S. dollars. A U.S. holder may also recognize an exchange gain or loss due to currency fluctuations.

•	For Spanish resident and non-resident income tax purposes, holders of ordinary shares and ADSs may recognize a capital gain or loss in respect of their ordinary shares and ADSs in an amount equal to the difference between the Spanish tax basis in their ordinary shares and ADSs and the offer consideration valued in euros. However, you may benefit from a tax exemption depending upon your individual circumstances. Generally, you will not be taxed in Spain if you are resident in a country that has entered into an income tax treaty with Spain, including the United States, and you qualify for the full benefits of such treaty, although you may need to provide certain documentation in order to benefit from this exemption.

For more information regarding the U.S. and Spanish tax consequences of the U.S. Offer for holders of Endesa securities, see Section 17 (‘‘U.S. Federal and Spanish Income Tax Consequences of the U.S. Offer’’) of this Offer to Purchase.

Q:	What are the conditions to the U.S. Offer?

A:	The U.S. Offer is subject to the following conditions:

•	receipt of valid tenders in the U.S. Offer and the Spanish Offer for at least an aggregate of 529,481,934 ordinary shares (including ordinary shares represented by ADSs), representing 50.01% of Endesa’s share capital;

•	certain modifications being made to Endesa’s articles of association; and

•	the completion of the Spanish Offer.

See Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase for more information.

Q:	What happens if fewer than 50.01% of the ordinary shares (including ordinary shares represented by ADSs) are tendered in the U.S. Offer and the Spanish Offer?

A:	If fewer than 50.01% of the ordinary shares (including ordinary shares represented by ADSs) are tendered in the U.S. Offer and the Spanish Offer, the minimum tender condition will not have been satisfied and E.ON 12 will not be obligated to complete the Offers. However, E.ON 12 may decide to reduce or waive the minimum tender condition and accept the tendered ordinary shares and ADSs for payment.

E.ON 12 has undertaken to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to E.ON 12 of the anticipated number of acceptances of the Offers. The CNMV notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. However, E.ON 12 will only reduce or waive the minimum tender condition if it has made the announcement and complied with the other procedures described in more detail in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase.

Q:	Why are there two separate Offers?

A:	E.ON 12’s primary objective in proposing the dual offer structure is to satisfy various U.S. and Spanish legal and regulatory requirements that would otherwise be in conflict.

•	The U.S. Offer will be conducted in accordance with the U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the U.S. Securities Exchange Act of 1934 (which is referred to as the ‘‘Exchange Act’’), except to the extent of the no-action relief granted by the U.S. Securities and Exchange Commission (which is referred to as the ‘‘SEC’’).

•	The Spanish Offer will be conducted in accordance with the provisions of Spanish Law 24/1988, of 28 July, on the Securities Market; the Spanish Royal Decree 1197/1991, of 26 July, on Public Tender Offers for Securities; and other applicable legislation.

Q:	What are the principal differences between the U.S. Offer and the Spanish Offer?

A:	E.ON 12 has structured the Offers such that the procedural terms of the Offers will be as equivalent as practicably possible, given the differences between U.S. and Spanish law and practice. However, there are some differences between the Offers:

•	The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located. The Spanish Offer is open to all holders of ordinary shares whether resident in Spain or outside of Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer.

•	Subject to certain exemptive relief, holders of ordinary shares or ADSs tendering under the U.S. Offer will have withdrawal rights provided under U.S. law. The Spanish Offer generally does not allow withdrawal of tendered securities, subject to certain exceptions. Accordingly, if you tender your ordinary shares in the Spanish Offer, you will not have the withdrawal rights provided under U.S. law.

•	If you tender your ordinary shares or ADSs in the U.S. Offer you will receive the U.S. dollar equivalent of the cash consideration that will be paid in euros in the Spanish Offer, less any expenses that the U.S. Tender Agent will incur in converting the cash consideration into U.S. Dollars.

•	The U.S. Offer is conditioned on the completion of the Spanish Offer. However, the Spanish Offer is not conditioned on the completion of the U.S. Offer.

•	If the offer period under the U.S. Offer is extended beyond the expiration of the offer period under the Spanish Offer, holders of Endesa securities tendering into the U.S. Offer may receive payment after holders of ordinary shares tendering into the Spanish Offer.

•	Pursuant to mandatory Spanish legal requirements, E.ON 12 has arranged bank guarantees of its payment obligations under the Spanish Offer. Those guarantees do not cover E.ON 12’s payment obligations under the U.S. Offer.

For more information, see Section 1 (‘‘Dual Offer Structure’’) of this Offer to Purchase.

Q:	Who may participate in the U.S. Offer?

A:	The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located.

For the purpose of this Offer to Purchase, the following persons should be deemed to be persons resident in the United States:

•	natural persons resident in the United States;

•	any partnership or corporation organized or incorporated under the laws of the United States;

•	any estate of which any executor or administrator is a U.S. person;

•	any trust of which any trustee is a U.S. person;

•	any agency or branch of a foreign entity located in the United States;

•	any non-discretionary or similar account (other than an estate or trust) held by a fiduciary, such as a dealer, for the benefit or account of a U.S. person;

•	any discretionary or similar account (other than an estate or trust) held by a fiduciary, such as a dealer, which is organized or resident in the United States; and

•	any partnership or corporation that is organized under the laws of any foreign country and formed by a U.S. person for the principal purpose of investing in securities that are not registered under the Securities Act of 1933 (unless the partnership or corporation is organized and owned by accredited investors who are not natural persons, estates or trusts).

If you are resident outside the United States and hold ordinary shares, you are not permitted to tender those ordinary shares in the U.S. Offer.

Q:	If I decide not to accept, how will the Offers affect my securities?

A:	If you do not tender your ordinary shares and ADSs before the expiration of the acceptance period, you will retain ownership of your ordinary shares and ADSs.

As of the date of this Offer to Purchase, E.ON 12 intends for the ordinary shares and ADSs to continue to be listed on the stock exchanges where they currently trade. However, you should be aware that the purchase of the ordinary shares and the ADSs pursuant to the Offers will reduce the number of ordinary shares and ADSs that might otherwise trade publicly and, depending on the number of ordinary shares and ADSs purchased, could adversely affect the liquidity and market value of the remaining ordinary shares and ADSs held by the public.

It is possible that the ordinary shares and/or ADSs will fail to meet the criteria for continued listing on the Spanish, Chilean and U.S. stock exchanges. If this were to happen, the ordinary shares and/or ADSs could be delisted from one or more of these exchanges by action taken by the relevant exchange. In addition, E.ON 12 may apply for the delisting of the Endesa securities from the stock exchanges on which they are listed if Endesa fails to meet adequate dissemination, frequency or trading volume requirements for the applicable exchange. If Endesa’s ADSs were delisted in the United States, E.ON 12 would seek to deregister the ordinary shares and ADSs under the Exchange Act if the applicable requirements are met.

If Endesa were no longer listed on Spanish stock exchanges, it would cease to be bound by Spanish corporate governance rules and recommendations as well as other rules of the Spanish securities regulatory authorities. If Endesa were no longer listed on the NYSE, it would cease to be bound by certain listing requirements, including the requirement for Endesa to maintain an audit committee composed of only independent directors.

If the ordinary shares and ADSs were deregistered under the Exchange Act, then among other things Endesa would cease to be required to comply with U.S. periodic reporting requirements and other rules governing publicly held companies in the United States and Endesa’s ADSs and ordinary shares may no longer constitute ‘‘margin securities.’’

For more information, see Section 11 (‘‘Effect of the Offers on the Market for the Ordinary Shares and ADSs; Stock Exchange Listings; Exchange Act Registration; U.S. Margin Regulations’’) of this Offer to Purchase.

Q:	What is the recommendation of Endesa’s board of directors?

A:	Endesa’s formal recommendation to Endesa shareholders in relation to the announced increased offer price of at least €34.50 will not be made and published until after the date that the CNMV approves the formal increase of the offer price.

On February 21, 2006, based on the then announced offer price of €27.50, Endesa’s board of directors made a preliminary assessment that the consideration offered by E.ON 12 clearly improved the consideration offered by Gas Natural, but that the consideration offered by E.ON nevertheless did not adequately reflect Endesa’s real value. On November 21, 2006, Endesa’s board of directors, based on an offer price of €25.405, confirmed its preliminary assessment as of February 21, 2006 and recommended that Endesa securityholders should not tender their Endesa securities in the Offers for a price of €25.405 per ordinary share and ADS, given that the offer price, at that time, had to be increased up to at least €35.00 per ordinary share and ADS. For a description of the offer price and its reduction see Section 3 (‘‘Consideration’’) of this Offer to Purchase.

A number of contacts between representatives of E.ON and Endesa in relation to this U.S. Offer have taken place. See Section 14 (‘‘Background of the Offers; Contacts with Endesa’’) of this Offer to Purchase for more details of the contacts between E.ON and Endesa.

Q:	Who can answer questions I might have about the U.S. Offer?

A:	If you have any questions about this U.S. Offer, you should contact Innisfree M&A Incorporated, the Information Agent, for the U.S. Offer at the following number: (888) 750-5834.

INTRODUCTION

E.ON Zwölfte Verwaltungs GmbH (which is referred to as ‘‘E.ON 12’’), a German limited liability company and wholly owned subsidiary of E.ON Aktiengesellschaft (which is referred to as ‘‘E.ON’’), is offering to acquire all the outstanding ordinary shares, par value €1.20 per share (which are referred to as the ‘‘ordinary shares’’), and American depositary shares (which are referred to as the ‘‘ADSs’’, and together with the ordinary shares, as the ‘‘Endesa securities’’) of Endesa, S.A., a Spanish public limited company (which is referred to as ‘‘Endesa’’). E.ON 12 is also making a separate, concurrent Spanish offer.

•	The U.S. offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located (which is referred to as the ‘‘U.S. Offer’’).

•	The Spanish offer is open to all holders of ordinary shares, whether resident in Spain or outside Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish offer (which is referred to as the ‘‘Spanish Offer’’ and, together with the U.S. Offer, as the ‘‘Offers’’).

This Offer to Purchase covers only the U.S. Offer.

E.ON 12 has structured the Offers such that the procedural terms of the Offers will be as equivalent as practicably possible, given the differences between U.S. and Spanish law and practice. However, there are some differences between the Offers, which are described in more detail in Section 1 (‘‘Dual Offer Structure’’) of this Offer to Purchase.

On February 21, 2006, E.ON 12 had announced its intent to make an offer to acquire all the ordinary shares and ADSs for €27.50 in cash, without interest. The initial offer price of €27.50 was subsequently reduced to the current offer price of €24.905 by the amount of the special dividend paid by Endesa of €2.095 per ordinary share and ADS on July 3, 2006, and the interim dividend paid by Endesa of €0.50 per ordinary share and ADS on January 2, 2007, in each case, pursuant to the terms of the originally announced offer price. On September 26, 2006, E.ON 12 announced its intent to increase its offer price to at least €35.00 in cash for each ordinary share and each ADS. On January 2, 2007, pursuant to the terms of the increased offer price, the increased offer price of at least €35.00 was reduced to at least €34.50 as a result of the interim dividend paid by Endesa of €0.50 per ordinary share and ADS on January 2, 2007. Although the resulting announced offer price of at least €34.50 is legally binding on E.ON 12 as a matter of Spanish law, E.ON 12 will not be permitted to formally increase the offer price under the Offers until the CNMV approves the increase during the course of the Offers in accordance with Spanish tender offer regulation. Accordingly, until the CNMV approval for the price increase is received, the offer price under the Offers is formally €24.905. See Section 3 (‘‘Consideration’’) of this Offer to Purchase.

This U.S. Offer is subject to the following conditions:

•	receipt of valid tenders in the U.S. Offer and the Spanish Offer for at least an aggregate of 529,481,934 ordinary shares (including ordinary shares represented by ADSs), representing 50.01% of Endesa’s share capital;

•	certain modifications being made to Endesa’s articles of association; and

•	the completion of the Spanish Offer.

See Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase for more information.

This Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery contain important information, which should be read carefully prior to making any decision regarding whether or not to tender your ordinary shares and ADSs.

This Offer to Purchase may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON, E.ON 12 and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability successfully to integrate Endesa within the E.ON group of companies; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (which is referred to as the ‘‘SEC’’) (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). Except to the extent required by law, E.ON and E.ON 12 assume no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

THE U.S. OFFER

1.    Dual Offer Structure.

E.ON 12 has structured the Offers to acquire all the outstanding ordinary shares and ADSs of Endesa as two separate Offers. E.ON 12’s primary objective in proposing the dual offer structure is to satisfy various U.S. and Spanish legal and regulatory requirements that would otherwise be in conflict.

•	The U.S. Offer will be conducted in accordance with the U.S. federal securities laws, including Regulation 14D and Regulation 14E promulgated under the U.S. Securities Exchange Act of 1934, as amended (which is referred to as the ‘‘Exchange Act’’), except to the extent of the no-action relief granted by the SEC.

•	The Spanish Offer will be conducted in accordance with the provisions of Spanish Law 24/1988, of 28 July, on the Securities Market; Spanish Royal Decree 1197/1991, of 26 July, on Public Tender Offers for Securities (which is referred to as the ‘‘Decree on Tender Offers’’); and other applicable legislation.

E.ON 12 has structured the Offers such that the procedural terms of the Offers will be as equivalent as practicably possible, given the differences between U.S. and Spanish law and practice. However, there are some differences between the Offers:

•	The U.S. Offer is open to all holders of ordinary shares who are resident in the United States and to all holders of ADSs, wherever located. The Spanish Offer is open to all holders of ordinary shares whether resident in Spain or outside of Spain, if, pursuant to local laws and regulations applicable to such holders, they are permitted to participate in the Spanish Offer.

•	Subject to certain exemptive relief, holders of ordinary shares or ADSs tendering under the U.S. Offer will have withdrawal rights provided under U.S. law. The Spanish Offer generally does not allow withdrawal of tendered securities, subject to certain exceptions described in Section 8 (‘‘Withdrawal Rights’’) of this Offer to Purchase. Accordingly, if you tender your ordinary shares in the Spanish Offer, you will not have the withdrawal rights provided under U.S. law.

•	If you tender your ordinary shares or ADSs in the U.S. Offer you will receive the U.S. dollar equivalent of the cash consideration that will be paid in euros in the Spanish Offer, less any expenses that the U.S. Tender Agent will incur in converting the cash consideration into U.S. dollars.

•	The U.S. Offer is conditioned on the completion of the Spanish Offer. However, the Spanish Offer is not conditioned on the completion of the U.S. Offer. Thus, even if the U.S. Offer is not completed, E.ON 12 may accept and pay for the ordinary shares tendered in the Spanish Offer.

•	If the offer period under the U.S. Offer is extended beyond the expiration of the acceptance period of the Spanish Offer, holders of Endesa securities tendering into the U.S. Offer may receive payment after holders of ordinary shares tendering into the Spanish Offer.

•	Pursuant to Spanish legal requirements, E.ON 12 has arranged bank guarantees of its payment obligations under the Spanish Offer. Those guarantees do not cover E.ON 12’s payment obligations under the U.S. Offer.

2.    Relief Requested and Received from U.S. and Spanish Tender Offer Rules.

‘‘Tier II’’ Relief.

In separating the Offers into the U.S. Offer and the Spanish Offer and in conducting the U.S. Offer on the terms described in this Offer to Purchase, E.ON 12 is relying on Rule 14d-1(d) under the Exchange Act, which provides exemptive relief (which is referred to as ‘‘Tier II Relief’’) from otherwise applicable rules to persons conducting a tender offer under certain conditions.

In order to qualify for Tier II Relief, among other things, the target of a tender offer must be a foreign private issuer and no more than 40% of its securities that are the subject of the tender offer may be held by U.S. holders. Furthermore, pursuant to Rule 14d-1(d)(1)(ii) under the Exchange Act and in accordance with the SEC’s adopting release for the final rule on Cross-Border Tender and Exchange Offers, Business Combinations and Rights Offerings (Final Release No. 33-7759), if an offeror commences a tender offer during an ongoing tender offer for securities of the same class that is the subject of its offer which relies on Tier II Relief, the second offeror is also eligible for Tier II Relief, so long as all the conditions of Tier II Relief, other than the limitation on U.S. ownership, are satisfied by the second offeror.

Based on the above, E.ON 12 is entitled to Tier II relief because this U.S. Offer is being commenced during the ongoing tender offer by Gas Natural SDG, S.A. (which is referred to as ‘‘Gas Natural’’). On March 6, 2006, Gas Natural filed a Schedule TO with the SEC commencing a U.S. offer for Endesa’s ordinary shares and ADSs. Under Spanish law, Gas Natural has also commenced a Spanish offer for Endesa’s ordinary shares. According to Gas Natural’s filings with the SEC in connection with its U.S. offer, Gas Natural is relying on Tier II Relief in conducting its U.S. offer and has relied on a presumption, as permitted by Instruction 3 to Rule 14d-1(d) under the Exchange Act, that less than 40% of the ordinary shares and ADSs are held by U.S. holders.

SEC Relief.

In addition to relying on Tier II Relief, E.ON 12 has requested and received from the SEC the no-action relief from the Sections of, and Rules under, the Exchange Act described below.

SEC Relief Relating to the Dual Offer Structure — Rule 14d-10(a)(1).

Rule 14d-10(a)(1) under the Exchange Act provides that no person may make a tender offer unless the offer is open to all securityholders of the class of securities subject to the tender offer.

E.ON 12 has received relief from the SEC from Rule 14d-10(a)(1) under the Exchange Act to permit E.ON to make the Offers utilizing the dual offer structure described in this Offer to Purchase.

Rule 14e-5 under the Exchange Act, among other things, prohibits a person making a tender offer for any equity securities from, directly or indirectly, purchasing or making any arrangement to purchase such security, or any security which is immediately convertible into or exchangeable for such security, except pursuant to its tender offer. A literal application of Rule 14e-5 could be interpreted to prohibit purchases of ordinary shares pursuant to the Spanish Offer during the period that Rule 14e-5 applies. E.ON 12 is relying on the class relief granted by the SEC in June 2006 to permit E.ON 12 to acquire ordinary shares pursuant to the Spanish Offer.

SEC Relief Relating to Withdrawal Rights — Section 14(d)(5).

Section 14(d)(5) of the Exchange Act provides, among other things, that securities tendered in a tender offer may be withdrawn at any time after 60 days from the date of the original tender offer if the securities have not been accepted for payment by the bidder. It is possible that the 60th day from commencement of the Offers may occur on or after the expiration date of the Offers but prior to the date payment occurs after expiration of the Offers.

As described in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase, acceptances of the U.S. Offer and the Spanish Offer will be counted on an aggregate basis to determine whether the minimum tender condition has been met. As a result, permitting withdrawals under the U.S. Offer during the period while the results of both Offers are being counted would conflict with the counting procedures envisaged under Spanish law, because it would enable withdrawals from the U.S. Offer during the counting procedures to affect whether or not the aggregate minimum tender condition is met. Moreover, as noted above, under Spanish law, it is not possible to withdraw acceptances from an offer under any circumstances following expiration of an offer. Thus, the withdrawal rights provided by Section 14(d)(5) would, as of the expiration of the Offers, constitute a direct conflict with the inability to withdraw tendered ordinary shares after the expiration of the Offers pursuant to Spanish law and practice.

E.ON 12 has received relief from Section 14(d)(5) of the Exchange Act to permit E.ON 12 to terminate withdrawal rights in the U.S. Offer at the expiration of the U.S. Offer and during the period immediately following the expiration of the U.S. Offer, when the tendered ordinary shares (including ordinary shares represented by ADSs) are being counted and until payment occurs, in accordance with Spanish law and practice.

SEC No-Action Relief Relating to Reduction of Offer Price if a Dividend is Paid by Endesa — Rules 14e-1(b) and 14d-10(a)(2).

As described in Section 3 (‘‘Consideration’’) of this Offer to Purchase, the consideration under the U.S. Offer will be reduced by an amount equivalent to any gross dividend paid by Endesa per ordinary share (including ordinary shares represented by ADSs) prior to the acceptance for payment under the U.S. Offer. This adjustment mechanism is designed to ensure that shareholders tendering into the U.S. Offer will receive the same total economic value, whether or not a dividend is paid by Endesa, as shareholders tendering into the Spanish Offer. In Spain, dividends are paid to the holder of record on the payment date.

Rule 14e-1(b) under the Exchange Act provides that, following an increase or decrease in the consideration offered under a tender offer, the offer must remain open for ten U.S. business days from the date that notice of the increase or decrease is first published or sent or given to securityholders (and, as a result, securityholders would continue to have withdrawal rights during that ten U.S. business day period). The SEC has taken the position that if the consideration offered in a tender offer is reduced as a result of a dividend or other distribution made by the target company, then the reduction constitutes a reduction in the consideration offered for purposes of Rule 14e-1(b) under the Exchange Act.

Rule 14d-10(a)(2) under the Exchange Act provides that no person shall make a tender offer unless the consideration paid to any securityholder pursuant to the tender offer is the highest consideration paid to any other securityholder during such tender offer.

E.ON 12 has received no-action relief from Rules 14e-1(b) and 14d-10(a)(2) under the Exchange Act in order to ensure that, if Endesa pays a dividend prior to the date of acceptance for payment of Endesa securities tendered under the U.S. Offer, the cash consideration in the U.S. Offer can be reduced by a corresponding amount so that shareholders tendering into the U.S. Offer will receive the same total economic value as shareholders tendering into the Spanish Offer. Furthermore, E.ON 12 has received no-action relief from the SEC from Rule 14d-10(a)(2) and from Rule 14e-1(b) under the Exchange Act so that E.ON 12 can reduce the offer price being paid in the U.S. Offer by the amount of any gross dividend paid by Endesa, if such dividend is paid after the expiration of the U.S. Offer but prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer, without extending the acceptance period of, or withdrawal rights under, the U.S. Offer.

If E.ON 12 does reduce the consideration as described above, E.ON 12 will disseminate an announcement of the reduction through a press release and by placing an advertisement in a newspaper of national circulation in the United States. E.ON 12 will also file the announcement with the SEC via the EDGAR filing system on the date that the announcement is made.

SEC Relief Relating to U.S. Offer Conditioned on Completion of Spanish Offer — Rule 14d-7.

As described above and as described in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase, acceptances of the U.S. Offer and the Spanish Offer will be counted on an aggregate basis to determine whether the minimum tender condition has been met, and subject to relief granted to E.ON 12 by the SEC, E.ON 12 will determine whether to reduce or waive the minimum tender condition after the expiration of the U.S. Offer. Also, as described above and as described in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase, the U.S. Offer is conditioned on the completion of the Spanish Offer.

As described above, the SEC has taken the position that, in order to terminate withdrawal rights in an offer, all conditions must be waived or satisfied and the bidder must declare the offer wholly unconditional. Accordingly, absent the relief requested under Rule 14d-7 under the Exchange Act,

E.ON 12 would not be permitted to allow the U.S. Offer to expire on the same date as the Spanish Offer, because the required condition that the Spanish Offer be completed would remain open past the expiration date of the U.S. Offer.

E.ON 12 has received relief from the SEC from Rule 14d-7 under the Exchange Act to permit the U.S. Offer to expire, and to permit E.ON 12 to retain ordinary shares tendered pursuant to the U.S. Offer following expiration of the U.S. Offer without extending withdrawal rights under the U.S. Offer, pending satisfaction of the condition to the U.S. Offer that the Spanish Offer has been completed.

SEC Relief Relating to Reduction or Waiver of the Minimum Tender Condition — Rule 14d-4(d)(2) and Rule 14d-7.

As noted above and as described in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase, acceptances of the U.S. Offer and the Spanish Offer will be counted on an aggregate basis to determine whether the minimum tender condition has been met. Pursuant to Spanish law, E.ON 12 is required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to E.ON 12 of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer.

Under the SEC’s interpretation of Rule 14d-4(d)(2) under the Exchange Act, following a material change to a tender offer, the offer must remain open for five U.S. business days from the date that the material changes to the tender offer materials are disseminated to securityholders (and, as a result, securityholders would continue to have withdrawal rights during that five business day period under Rule 14d-7). The SEC has also taken the position that the waiver of a minimum tender condition to an offer constitutes a ‘‘material change’’ to a tender offer.

Accordingly, absent the relief requested under Rule 14d-4(d)(2), E.ON 12 would not be permitted to waive or reduce the minimum tender condition in accordance with Spanish law after expiration of the U.S. Offer, because it would not be able to ‘‘reopen’’ the acceptance period of the U.S. Offer in order to comply with the five-day extension requirement under Rule 14d-4(d)(2) under the Exchange Act.

The SEC has taken the position that, in order to terminate withdrawal rights in an offer, all conditions must be waived or satisfied and the bidder must declare the offer wholly unconditional. The SEC bases its position on Rule 14d-7 under the Exchange Act, which provides that any person who has deposited securities pursuant to a tender offer has the right to withdraw any such securities during the period such offer, request or invitation remains open. The SEC has also taken the position that an offer that remains subject to a post-expiration condition might be deemed to ‘‘remain open’’ and therefore, securityholders would be entitled to withdrawal rights until the condition is satisfied.

Accordingly, absent the relief requested under Rule 14d-7, E.ON 12 would not be permitted to allow the U.S. Offer to expire and waive or reduce the minimum tender condition in accordance with Spanish law after expiration of the U.S. Offer, because the minimum tender condition would remain open past the expiration date of the U.S. Offer.

E.ON has received relief from the SEC from Rules 14d-4(d)(2) and 14d-7 under the Exchange Act to permit E.ON 12, following the expiration of the acceptance period of the U.S. Offer, to reduce or waive the minimum tender condition in accordance with Spanish law and practice in the event that the minimum tender condition has not been satisfied, without extending the acceptance period of, or extending withdrawal rights under, the U.S. Offer.

E.ON 12 will only waive the minimum tender condition if it has complied with the following requirements. At least five U.S. business days prior to the scheduled expiration date of the U.S. Offer, E.ON 12 will announce that it may reduce or waive the minimum tender condition following the expiration of the acceptance period of the U.S. Offer in accordance with Spanish law and practice. E.ON 12 will disseminate this announcement through a press release and by placing an advertisement in a newspaper of national circulation in the United States, which press release and advertisement will state the exact percentage to which the minimum tender condition may be reduced or waived and state that a reduction or waiver is possible and advise shareholders to withdraw their tenders immediately if their willingness to tender into the U.S. Offer would be affected by a reduction or waiver of the minimum tender condition. E.ON 12 will file this announcement with the SEC via the EDGAR filing system on the date that the announcement is made following the expiration of the acceptance period. E.ON 12 will declare its actual intentions once it is required to do so under Spanish tender offer regulations. During the five-day period after E.ON 12 makes the announcement described in this paragraph, the U.S. Offer will be open for acceptances and holders of ordinary shares and ADSs who have tendered their securities in the U.S. Offer will be entitled to withdraw their Endesa securities.

CNMV Relief.

The U.S. Offer is not subject to and is not being conducted in accordance with Spanish tender offer regulations. Although there is no formal process under Spanish law and practice to obtain exemptive relief from the requirements of the Spanish tender offer regulations, E.ON 12 has structured its Offers in accordance with the dual offer structure described in this Offer to Purchase pursuant to and in compliance with all the instructions of the CNMV with respect to the dual offer structure.

3.    Consideration.

On February 21, 2006, E.ON 12 had announced its intent to make an offer to acquire all the ordinary shares and ADSs for €27.50 in cash, without interest. The initial offer price of €27.50 was subsequently reduced to the current offer price of €24.905 by the amount of the special dividend paid by Endesa of €2.095 per ordinary share and ADS on July 3, 2006, and the interim dividend paid by Endesa of €0.50 per ordinary share and ADS on January 2, 2007, in each case, pursuant to the terms of the originally announced offer price. On September 26, 2006, E.ON 12 announced its intent to increase its offer price to at least €35.00 in cash for each ordinary share and each ADS. On January 2, 2007, pursuant to the terms of the increased offer price, the increased offer price of at least €35.00 was reduced to at least €34.50 as a result of the interim dividend paid by Endesa of €0.50 per ordinary share and ADS on January 2, 2007. Although the resulting announced offer price of at least €34.50 is legally binding on E.ON 12 as a matter of Spanish law, E.ON 12 will not be permitted to formally increase the offer price under the Offers until the CNMV approves the increase during the course of the Offers in accordance with Spanish tender offer regulation. Accordingly, until the CNMV approval for the price increase is received, the offer price under the Offers is formally €24.905.

The cash consideration received under the U.S. Offer will, to the extent practicable, be converted by the U.S. Tender Agent from euros into U.S. dollars on the day that it is received by the U.S. Tender Agent at the then prevailing spot market rate applicable to similar transactions and distributed, net of any expenses incurred, to tendering holders of Endesa securities on such date.

The actual amount of U.S. dollars received will depend upon the exchange rate prevailing on the day on which funds are received by the U.S. Tender Agent and any expenses incurred by the U.S. Tender Agent in converting the consideration into U.S. dollars. Holders of ordinary shares and ADSs should be aware that the U.S. dollar/euro exchange rate that is prevailing on the date on which their ordinary shares or ADSs are tendered may be different from the U.S. dollar/euro exchange rate on the date they receive payment. In all cases, fluctuations in the U.S. dollar/euro exchange rate are at the risk of accepting holders of ordinary shares and ADSs, who are treated as having elected to receive their consideration in U.S. dollars. None of E.ON, E.ON 12 and their advisors or agents shall have any responsibility with respect to the actual amount of cash consideration payable other than in euros.

In the event that Endesa pays any dividend before the date of acceptance for payment of Endesa securities tendered under the U.S. Offer, the consideration offered per ordinary share and per ADS shall be reduced by an amount equivalent to the gross dividend distributed per ordinary share. However, this reduction is subject to the limitation that the offer price resulting from such reduction shall always be higher than the value of the consideration offered by Gas Natural, as adjusted pursuant to the mechanism set forth in its prospectus dated February 27, 2006. In the event Endesa pays a dividend after acceptance for payment of Endesa securities tendered under the U.S. Offer, E.ON 12 will be entitled to receive that dividend on tendered Endesa securities.

4.    Extension, Variation or Change in the U.S. Offer.

General.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), E.ON 12 will accept for payment and pay for all ordinary shares and ADSs validly tendered and not withdrawn in accordance with the procedures set forth in Section 6 (‘‘Acceptance for Payment and Payment’’) of this Offer to Purchase on or prior to 6:00 p.m., New York City time, on February 26, 2007, unless the U.S. Offer is extended, or it lapses or is withdrawn.

E.ON 12 may, in its sole discretion but subject to applicable law, extend the expiration date of the acceptance period of the U.S. Offer or vary or terminate the U.S. Offer. E.ON 12 does not currently plan to provide a subsequent offering period following the expiration of the acceptance period of the U.S. Offer.

Any extension, delay, termination, waiver or amendment of the U.S. Offer will be followed promptly by public announcement thereof, and such announcement in the case of an extension will be made no later than the earlier of (i) 9:00 a.m., New York City time, on the next U.S. business day after the previously scheduled expiration date and (ii) the first opening of the NYSE on the next trading day after the previously scheduled expiration date. Without limiting the manner in which E.ON 12 may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of ordinary shares and ADSs in a manner reasonably designed to inform such holders of the change), E.ON 12 currently intends to make announcements regarding the U.S. Offer by issuing a press release. E.ON 12 will file the announcements with the SEC via the EDGAR filing system on the dates that the respective announcements are made.

If E.ON 12 makes a material change in the terms of the U.S. Offer, E.ON 12 will extend the U.S. Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the U.S. Offer must remain open following material changes in the terms of the U.S. Offer will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in the consideration offered or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer’s soliciting fee, the U.S. Offer must remain open for ten U.S. business days from the date that notice of the change is first published or sent or given to securityholders. For a description of the reduction of the consideration under the U.S. Offer by an amount equivalent to any gross dividend paid by Endesa per ordinary share (including ordinary shares represented by ADSs) prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer, see Section 2 (‘‘Relief Requested and Received from U.S. and Spanish Tender Offer Rules’’) and Section 3 (‘‘Consideration’’).

Spanish ‘‘Sealed Envelope’’ Procedure.

Pursuant to the Decree on Tender Offers E.ON 12 and Gas Natural will have the opportunity to improve the terms of their respective Spanish offers for Endesa by submitting proposed revised terms in sealed envelopes to the CNMV. According to the rules for the ‘‘sealed envelope’’ procedure published by the CNMV on January 25, 2007, the ‘‘sealed envelope’’ procedure shall take place on February 2, 2007.

No later than the trading day following the submission of any improved terms by E.ON 12 and Gas Natural (and, in practice, the same day of the submission of the improved terms) the CNMV will notify both offerors and make a public announcement of the improved terms proposed by the offerors. Thereafter, the CNMV will notify each offeror of its approval of the improved terms of its Spanish offer, and each offeror will be required to publish the improved terms. E.ON 12 will, through a press release and by placing an advertisement in a newspaper of national circulation in the United States, announce the improved terms of the Spanish Offer and the U.S. Offer. E.ON 12 will file this announcement with the SEC via the EDGAR filing system on the date that the announcement is made.

5.    Conditions to the U.S. Offer.

Notwithstanding any other provision of the U.S. Offer and subject to applicable law, E.ON 12 will have the right to withdraw the U.S. Offer and not accept, purchase or pay for, and shall have the right to extend the period of time during which the U.S. Offer is open and postpone acceptance and payment for any ordinary shares and ADSs deposited pursuant to the U.S. Offer, unless all of the following conditions are waived or satisfied by E.ON 12 as described below:

•	There shall have been validly deposited pursuant to the U.S. Offer and the Spanish Offer and not withdrawn at the expiration of the U.S. Offer at least an aggregate of 529,481,934 ordinary shares (including ordinary shares represented by ADSs), representing 50.01% of the shares of Endesa’s share capital (which is referred to as the ‘‘minimum tender condition’’).

Whether the minimum tender condition has been satisfied will be determined as of the expiration of the acceptance period under the Offers. E.ON 12 has received relief from the SEC to permit E.ON 12, following the expiration of the acceptance period of the U.S. Offer, to reduce or waive the minimum tender condition in accordance with Spanish law and practice in the event that the minimum tender condition has not been satisfied, without extending the acceptance period of, or extending withdrawal rights under, the U.S. Offer. E.ON 12 may also waive the minimum tender condition at any time prior to the expiration of the acceptance period of the U.S. Offer.

Pursuant to Spanish law, E.ON 12 is required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to E.ON 12 of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. See Section 2 (‘‘Relief Requested and Received from U.S. and Spanish Tender Offer Rules’’) of this Offer to Purchase.

•	In accordance with article 21 of the Spanish Decree on Tender Offers, the shareholders of Endesa at the general shareholders’ meeting of Endesa shall have approved the following modifications to Endesa’s articles of association (Estatutos Sociales) and those modifications shall have been duly registered with the Commercial Registry of Madrid:

–	modification of article 32 (‘‘Limits of voting rights’’) of Endesa’s articles of association, eliminating all limitations and restrictions regarding the maximum number of votes that shareholders of Endesa may exercise, which, among other things, limit the number of votes a shareholder of Endesa may exercise to 10% of Endesa’s share capital;

–	modification of articles 37 (‘‘Number and classes of directors’’), and 38 (‘‘Term of office’’) of Endesa’s articles of association, eliminating the requirements related to the composition of the board of directors of Endesa and the types of the directors, including the requirement that the Endesa board of directors be composed of a majority of outside directors who are not representatives of shareholders; and

–	modification of article 42 (‘‘Eligibility’’) of Endesa’s articles of association, eliminating the qualifications required to be appointed director or director with delegated authority (Consejero Delegado), other than the requirement of a lack of legal prohibitions, which provide that a director cannot: (a) be over the age of 70 (or the age of 66 in case of a director with delegated authority); (b) hold the capacity of representative, director or counsel in companies, or in entities controlling companies, considered to be competitors to Endesa; (c) be a member of more than five boards of other companies, subject to certain exceptions, including an exception to permit a director or director with delegated authority to be a member of the board of companies that are consolidated with Endesa for accounting purposes; and (d) hold, directly or indirectly, an office in a company that is a customer or supplier of Endesa or is connected to such a customer or supplier, to the extent that the director would have an interest in conflict with that of Endesa because of such office.

In the event that Endesa’s shareholders decide to condition the effectiveness of the resolutions approving the above modifications on the settlement of the Offers at Endesa’s general shareholders’ meeting, and such condition impedes the registration of such resolutions, in principle, E.ON 12 would not consider the condition to be satisfied, although no decision has yet been made in this regard. If, on the contrary, the resolutions were registered with the Commercial Registry subject to the condition of the settlement of the Offers, E.ON 12 would consider that the condition regarding the modification of Endesa’s articles of association has been satisfied. Under the Facility Agreement (as defined below), E.ON must receive the prior written consent of the Mandated Lead Arrangers (as defined below) to waive the condition to the Offers that article 32 (‘‘Limits of voting rights’’) of Endesa’s article of association be amended by Endesa’s shareholders. The Facility Agreement is described further in Section 16 (‘‘Sources and Amount of Funds’’) of this Offer to Purchase.

Whether the conditions regarding the modification of the articles of association of Endesa have been satisfied will be determined as of the expiration of the acceptance period under the Offers. E.ON 12 may waive any of these conditions at any time prior to the expiration of the acceptance period of the U.S. Offer. If E.ON 12 waives any of those conditions within five U.S. business days before the end of the acceptance period of the U.S. Offer, E.ON will extend the U.S. Offer for five U.S. business days from the date of the waiver.

In addition, E.ON 12 will only waive these conditions in compliance with Spanish legal requirements. If any of these conditions have not been satisfied or previously waived, E.ON 12 must communicate its decision whether or not to waive these conditions before the last day of the acceptance period of the Spanish Offer. Similarly, if any amendments to the articles of association are approved by the shareholders of Endesa at the general shareholders’ meeting but not registered with the Commercial Registry of Madrid before the end of the acceptance period of the Spanish Offer, E.ON 12 must communicate its decision whether or not to waive these conditions before the last day of the acceptance period of the Spanish Offer.

•	The completion under the Spanish Offer shall have occurred.

E.ON 12 may waive the condition that the Spanish Offer has been completed at any time prior to the expiration of the acceptance period of the U.S. Offer, but only if permitted to do so by the CNMV. If E.ON 12 waives this condition within five U.S. business days before the end of the acceptance period of the U.S. Offer, E.ON will extend the U.S. Offer for five U.S. business days from the date of the waiver.

Whether the condition that the Spanish Offer has been completed has been satisfied will only be determined following the expiration of the acceptance period under the Offers. The ‘‘completion’’ of the Spanish Offer shall have occurred upon the date on which the governing bodies of the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges have published the favorable outcome of the Spanish Offer in their Quotation Bulletin, whereupon E.ON 12 will become bound to purchase the ordinary shares tendered under the Spanish Offer. E.ON 12 has received relief from the SEC to permit the U.S. Offer to expire, pending satisfaction of the condition to the U.S. Offer that the Spanish Offer has been completed. See Section 2 (‘‘Relief Requested and Received from U.S. and Spanish Tender Offer Rules’’) of this Offer to Purchase.

Under Spanish law, E.ON 12 may request that the CNMV permit E.ON 12 to terminate the Spanish Offer in the event of exceptional circumstances which make the Spanish Offer not possible and that are beyond the control of E.ON 12. Spanish law does not, however, include particular provisions that specify what constitutes ‘‘exceptional circumstances’’ which would justify the CNMV approving termination of the Spanish Offer. The Spanish Offer is subject to the same conditions as the U.S. Offer, except that while the U.S. Offer is conditioned on the completion of the Spanish Offer, the Spanish Offer is not conditioned on the U.S. Offer.

The foregoing conditions are for the exclusive benefit of E.ON 12. E.ON 12 may waive any of the foregoing conditions in whole or in part without prejudice to any other rights which E.ON 12 may have. The failure or delay by E.ON 12 to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted as described above. Any determination by E.ON 12 concerning any condition or event described in this section shall be final and binding (subject to a party’s ability to seek judicial review of any determination) upon all the parties.

If an extension of the U.S. Offer were required, and it were impossible for E.ON 12 or, if applicable, the CNMV to extend the Spanish Offer to make the expiration dates of both offers coincide, then the tenders under the U.S. Offer could not be counted towards satisfaction of the minimum tender condition for the Spanish Offer, because the tenders in the U.S. Offer would be subject to withdrawal during the Spanish counting procedure.

At least five U.S. business days prior to the scheduled expiration date of the U.S. Offer, E.ON 12 will announce that it may reduce or waive the minimum tender condition following the expiration of the acceptance period of the U.S. Offer in accordance with Spanish law and practice. E.ON 12 will disseminate this announcement through a press release and by placing an advertisement in a newspaper of national circulation in the United States, which press release and advertisement will state the exact percentage to which the minimum tender condition may be reduced or waived and state that a reduction or waiver is possible and advise shareholders to withdraw their tenders immediately if their willingness to tender into the U.S. Offer would be affected by a reduction or waiver of the minimum tender condition. E.ON 12 will file this announcement with the SEC via the EDGAR filing system on the date that the announcement is made. E.ON 12 will declare its actual intentions once it is required to do so under Spanish tender offer regulations. Pursuant to Spanish law, E.ON 12 is required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to E.ON 12 of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. No decision in relation to a reduction or waiver of the condition has been made by E.ON 12 at the date of this Offer to Purchase.

During the five-day period after E.ON 12 makes the announcement described in the immediately preceding paragraph above, the U.S. Offer will be open for acceptances and holders of ordinary shares and ADSs who have tendered their securities in the U.S. Offer may withdraw their Endesa securities.

6.    Acceptance for Payment and Payment.

Upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment), E.ON 12 will accept for payment all ordinary shares and ADSs validly tendered and not withdrawn on or prior to 6:00 p.m., New York City time, on February 26, 2007, unless E.ON 12 extends the U.S. Offer or unless it lapses or is withdrawn.

Pursuant to Rule 14d-1(d)(2)(iv) of the Exchange Act, the settlement procedure for the ordinary shares and ADSs tendered in the U.S. Offer will be consistent with Spanish practice, which differs from U.S. domestic tender offer procedures in certain material respects, particularly with regard to the date of payment. The consideration will not be delivered to the U.S. Tender Agent until after receipt of the CNMV’s notification to E.ON 12 of the results of the Offers and after E.ON 12 determines whether to waive the minimum tender condition if that condition has not been met This notification by the CNMV will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. Following the receipt of the consideration by the U.S. Tender Agent, the holders of

Endesa securities who tendered their securities in the U.S. Offer will be paid promptly following the expiration of the acceptance period of the U.S. Offer, which is expected to be approximately two weeks following the expiration of the acceptance period of the U.S. Offer.

Under no circumstances will interest be paid by E.ON 12 on the purchase price of the ordinary shares or ADSs, regardless of any extension of the acceptance period or any delay in making such payment.

7.    Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs.

Valid Tender of Ordinary Shares.

If you are a U.S. resident and a record holder of ordinary shares, this Offer to Purchase, the Share Form of Acceptance, the Notice of Guaranteed Delivery and other relevant materials have been or will be mailed or furnished to you. If you would like to receive additional copies of that documentation, you should contact the Information Agent at the address or telephone number shown on the last page of this Offer to Purchase.

If you are a U.S. resident and hold ordinary shares through a financial intermediary, to validly tender your ordinary shares pursuant to the U.S. Offer, you will need to:

•	deliver a properly completed and duly executed Share Form of Acceptance to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase before the expiration of the acceptance period of the U.S. Offer; and

•	timely instruct your custodian to tender your ordinary shares in the U.S. Offer before the expiration of the acceptance period of the U.S. Offer by delivering your ordinary shares by book-entry transfer to the U.S. Tender Agent’s account at Santander Investment S.A., its custodian in Spain.

If you fail to properly deliver a properly completed and duly executed Share Form of Acceptance before the expiration of the acceptance period of the U.S. Offer and do not timely instruct your custodian to transfer your ordinary shares, your tender will not be valid and your ordinary shares will not be accepted for payment, unless you follow the procedures for guaranteed delivery in the manner described below.

Only holders of ordinary shares who are resident in the United States are eligible to participate in the U.S. Offer. Holders of ordinary shares who are not resident in the United States wishing to participate in the U.S. Offer may, at their own option, deposit their shares with the depositary for Endesa’s American depositary receipt program, Citibank, N.A., and obtain ADSs in exchange for their ordinary shares, in which case the ADSs may be tendered in the U.S. Offer.

If ordinary shares are forwarded to the U.S. Tender Agent in multiple deliveries, a properly completed and duly executed Share Form of Acceptance must accompany each delivery.

The Share Form of Acceptance authorizes the U.S. Tender Agent, among other things, to cause its custodian in Spain to forward validly tendered (and not withdrawn) ordinary shares to the governing bodies of the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges as part of the Spanish centralizing and settlement procedures in accordance with Spanish regulation and practice following the expiration of the Offers.

Valid Tender of ADSs.

If you are either a record or beneficial holder of ADSs, this Offer to Purchase, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other relevant materials have been or will be mailed or furnished to you. If you would like to receive additional copies of that documentation, you should contact the Information Agent at the address or the telephone numbers set forth on the last page of this Offer to Purchase. You can validly tender your ADSs by following the instructions below.

ADSs Held in Certificated Form.

If you hold your ADSs in certificated form, you will need to do each of the following before the expiration of the acceptance period of the U.S. Offer:

•	complete and execute the ADS Letter of Transmittal in accordance with the instructions; and

•	deliver the properly completed and duly executed ADS Letter of Transmittal, together with the American depositary receipts (which are referred to as ‘‘ADRs’’) evidencing your ADSs and any other documents specified in the ADS Letter of Transmittal, to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase.

If you hold your ADSs in certificated form and you fail to properly deliver a completed and executed ADS Letter of Transmittal, together with your ADRs and any other documents specified in the ADS Letter of Transmittal to the U.S. Tender Agent before expiration of the acceptance period of the U.S. Offer, your tender will not be valid and your ADSs will not be accepted for payment, unless you follow the procedures for guaranteed delivery in the manner described below.

ADSs Held Through a Financial Intermediary.

If you hold your ADSs in book-entry form in a brokerage or custodian account through an agent, including a broker, dealer, bank, trust company or other financial intermediary, you will need to timely instruct your agent to take the following actions before the expiration of the acceptance period of the U.S. Offer:

•	make a book-entry transfer of your ADSs to the account established by the U.S. Tender Agent at The Depository Trust Company (which is referred to as ‘‘DTC’’) for the purpose of receiving these transfers; and

•	either:

–	deliver a properly completed and duly executed ADS Letter of Transmittal (with any required signature guarantees) and any other documents required by the ADS Letter of Transmittal to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase; or

–	transmit an agent’s message via DTC’s confirmation system to the U.S. Tender Agent stating that DTC has received an express acknowledgment from a participant in DTC that the participant tendering ADSs has received and agrees to be bound by the terms and conditions of the U.S. Offer stated in this Offer to Purchase and the ADS Letter of Transmittal.

If you hold your ADSs in book-entry form and you fail to timely instruct your agent to tender your ADSs on your behalf, your tender will not be valid and your ADSs will not be accepted for payment, unless you follow the procedures for guaranteed delivery in the manner described below.

The U.S. Tender Agent will establish an account at DTC with respect to the ADSs held in book-entry form for purposes of the U.S. Offer. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of ADSs by causing DTC to transfer the ADSs into the U.S. Tender Agent’s account at DTC. This must be done in accordance with DTC’s procedure for book-entry transfers.

Please refer to the materials forwarded to you by your agent to determine the manner in which you can timely instruct your agent to take these actions. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the U.S. Tender Agent.

ADS Letter of Transmittal.

Your signature on the ADS Letter of Transmittal in some circumstances must be guaranteed by a financial institution that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange

Medallion Program. These institutions are commonly referred to as eligible institutions. Most banks, savings and loans associations and brokerage houses are participants in these programs and therefore eligible institutions. You do not need to have your signature guaranteed by an eligible institution if:

•	you are the registered holder of ADSs tendered and you have not completed the box entitled ‘‘Special Payment Instructions’’ in the ADS Letter of Transmittal; or

•	you are tendering ADSs for the account of an eligible institution.

If the ADSs are registered in the name of a person other than the signatory of the ADS Letter of Transmittal, then the tendered ADRs must be endorsed or accompanied by appropriate stock powers. The stock powers must be signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signature on the ADRs or stock powers guaranteed as described above.

If ADSs are forwarded to the U.S. Tender Agent in multiple deliveries, a properly completed and duly executed ADS Letter of Transmittal must accompany each delivery.

The ADS Letter of Transmittal authorizes the U.S. Tender Agent, among other things, to (i) surrender tendered ADSs to the depositary for Endesa’s American depositary receipt program and instruct such depositary to deliver the underlying ordinary shares and (ii) cause its custodian in Spain to forward the validly tendered (and not withdrawn) ordinary shares represented by ADSs to the governing bodies of the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges as part of the Spanish centralizing and settlement procedures in accordance with Spanish regulation and practice following the expiration of the Offers.

Procedures for Guaranteed Delivery.

If for any reason you cannot complete the tender of your ordinary shares or ADSs in the manner set forth above on a timely basis, you may nevertheless tender your Endesa securities provided that all of the following conditions are waived or satisfied:

•	the tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, in the form provided by E.ON 12, is received by the U.S. Tender Agent prior to the expiration of the acceptance period of the U.S. Offer; and

•	within three New York Stock Exchange (which is referred to as ‘‘NYSE’’) trading days after the date of the receipt of the Notice of Guaranteed Delivery by the U.S. Tender Agent, the following must be received by the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase:

–	in the case of ADSs held in certificated form, the ADRs evidencing your ADSs, in proper form for transfer, together with a properly completed and duly executed ADS Letter of Transmittal (with any required signature guarantees) and any other documents required by the ADS Letter of Transmittal; or

–	in the case of ADSs held through a financial intermediary, confirmation of a book-entry transfer of your ADSs to the account of the U.S. Tender Agent at DTC, together with (i) a properly completed and duly executed ADS Letter of Transmittal (with any required signature guarantees) or an agent’s message and (ii) any other documents required by the ADS Letter of Transmittal; or

–	in the case of ordinary shares, confirmation of a transfer of your ordinary shares to the account of the U.S. Tender Agent at Santander Investment S.A., its custodian in Spain, together with a properly completed and duly executed Share Form of Acceptance.

The Notice of Guaranteed Delivery must be delivered to the U.S. Tender Agent at one of the addresses shown on the last page of this Offer to Purchase. The Notice of Guaranteed Delivery must in all cases include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery provided by E.ON 12.

If you are in any doubt about the procedures for guaranteed delivery or tendering your ordinary shares or ADSs, please telephone the Information Agent at the telephone numbers set forth on the last page of this Offer to Purchase.

General.

Effects of Tender.

If you or someone acting on your behalf executes the Share Form of Acceptance with respect to the ordinary shares, or the ADS Letter of Transmittal with respect to the ADSs, you are representing and warranting to E.ON 12 and agreeing with E.ON 12 that:

•	you accept the U.S. Offer in respect to the number of ordinary shares and/or ADSs indicated, respectively, in the Share Form of Acceptance and/or the ADS Letter of Transmittal on the terms and subject to the conditions set forth in this Offer to Purchase, the Share Form of Acceptance and/or the ADS Letter of Transmittal and you will execute all other documents and take all other actions required to enable E.ON 12 to receive all rights to, and benefits of, these Endesa securities on these terms and conditions;

•	subject only to your right to withdraw your Endesa securities, your acceptance is irrevocable;

•	unless you withdraw your Endesa securities in accordance with the terms of the U.S. Offer, you are irrevocably appointing the U.S. Tender Agent and each designee of E.ON 12 as your attorney-in-fact to:

–	execute and deliver, on your behalf, all forms of transfer and/or other documents and certificates representing your Endesa securities and other documents of title; and

–	take all other actions as your attorney-in-fact considers necessary or expedient to vest in E.ON 12 or its nominee title to the Endesa securities that you tender or otherwise in connection with your acceptance of the U.S. Offer;

•	you or your agent hold title to the Endesa securities being tendered or, if you are tendering Endesa securities on behalf of another person, the other person holds title to the Endesa securities that you are tendering;

•	neither you nor your agent nor any person on whose behalf you are tendering Endesa securities has granted to any person any right to acquire any of the Endesa securities that you are tendering or any other right with respect to these Endesa securities;

•	unless you withdraw your Endesa securities in accordance with the terms of the U.S. Offer, you are irrevocably authorizing and requesting:

–	the U.S. Tender Agent to procure the registration of the transfer of your Endesa securities pursuant to the U.S. Offer and the delivery of these Endesa securities to E.ON 12 or as E.ON 12 may direct; and

–	E.ON 12 or its agents to record and act upon any instructions with respect to notices and payments relating to your Endesa securities which have been recorded in Endesa’s books and records;

•	you are entitled to tender your Endesa securities pursuant to the terms and conditions of the U.S. Offer (including, in the case of tenders of ordinary shares, that you are resident in the United States);

•	you have full power and authority to tender, sell, assign and transfer the Endesa securities tendered hereby and any and all other Endesa securities or other securities issued or issuable in respect thereof;

•	when E.ON 12 acquires your Endesa securities pursuant to the U.S. Offer, E.ON 12 will acquire good and unencumbered title to the tendered Endesa securities, free and clear of all liens, restrictions, charges and encumbrances, together with all rights now or hereafter attaching to them, including voting rights and rights to all dividends, other distributions and payments hereafter declared, made or paid, and the same will not be subject to any adverse claim; and

•	you will ratify each and every act which may be done or performed by E.ON 12 or any of its directors or agents or Endesa or any of its directors or agents as permitted under the terms of the U.S. Offer.

Acceptance of the U.S. Offer and Representation by Holder.

E.ON 12’s acceptance for payment of the ordinary shares, including shares represented by ADSs, as described above, subject to the right to withdraw, will constitute a binding agreement between the tendering security holder and E.ON 12 upon the terms and subject to the conditions of the U.S. Offer (including, if the U.S. Offer is extended or amended, the terms and conditions of any such extension or amendment). Under no circumstances will interest be paid by E.ON 12 on the purchase price of the ordinary shares, including shares represented by ADSs, regardless of any extension of the U.S. Offer or any delay in making such payment.

Matters Concerning Validity, Eligibility and Acceptance.

All questions as to the form and validity (including time of receipt) and acceptance for payment of any tender of the Endesa securities will be determined by E.ON 12, in its reasonable discretion, which determination shall be final and binding (subject to a party’s ability to seek judicial review of any determination) on all parties. E.ON 12 reserves the absolute right to reject any or all tenders of Endesa securities determined by E.ON 12 not to be in proper form or the acceptance for payment or of payment for which may, in the opinion of E.ON 12’s counsel, be unlawful. E.ON 12 also reserves the absolute right to waive any defect or irregularity in any tender of Endesa securities. None of E.ON, E.ON 12, Endesa, the U.S. Tender Agent, the Information Agent, the Spanish central securities depositary (which is referred to as ‘‘Iberclear’’) or its participants or any other person will be under any duty to give notification of any defect or irregularity in any tender or incur any liability for failure to give any such notification.

The method of delivery of the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the sole option and risk of the tendering security holder and the delivery will be deemed made only when actually received by the U.S. Tender Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. The Share Form of Acceptance, the ADS Letter of Transmittal or the Notice of Guaranteed Delivery should be delivered to the U.S. Tender Agent during normal business hours and, in any case, no later than 6:00 p.m., New York City time on February 26, 2007, unless this U.S. Offer is extended, lapses or is withdrawn. E.ON 12 does not currently expect to provide a subsequent offering period following the expiration of the acceptance period of the U.S. Offer.

The U.S. Offer will be valid even if one or more persons holding Endesa securities fail to receive a copy of this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery or other documentation, as long as E.ON 12 distributes this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other documentation to the Endesa security holders as required by SEC rules. E.ON 12 or the U.S. Tender Agent will not send you an acknowledgment that the U.S. Tender Agent has received any Share Form of Acceptance, ADS Letter of Transmittal, Notice of Guaranteed Delivery or other document you have delivered to the U.S. Tender Agent. It is your responsibility that all communications or notices you deliver or send to the U.S. Tender Agent are received by the U.S. Tender Agent.

8.    Withdrawal Rights.

Except as otherwise provided in this section, tenders of ordinary shares and ADSs are irrevocable. Tenders of ordinary shares and ADSs into the U.S. Offer may be withdrawn in accordance with the procedures set forth below at any time before the expiration time of the acceptance period of the U.S. Offer. If the acceptance period of the U.S. Offer is extended, tenders of ordinary shares and ADSs into the U.S. Offer may be withdrawn prior to the expiration of the extended acceptance period.

Withdrawals of tenders of ordinary shares and ADSs may not be rescinded, and any ordinary shares and ADSs properly withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, the U.S. Offer may be accepted again in respect of the withdrawn ordinary shares and ADSs by the holder re-tendering those ordinary shares and ADSs by following one of the procedures described in Section 7 (‘‘Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs’’) of this Offer to Purchase at any time before the expiration of the acceptance period of the U.S. Offer. For purposes of the U.S. Offer, a withdrawal of ADSs is considered to be a withdrawal of the underlying ordinary shares. Withdrawals may be made in whole or in part.

For a withdrawal of ordinary shares or ADSs to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the U.S. Tender Agent at one of its addresses set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify (i) the name of the person having tendered the Endesa securities to be withdrawn, (ii) the number of Endesa securities to be withdrawn and (iii) the name of the record holder of the Endesa securities to be withdrawn, if different from that of the person who tendered such Endesa securities. In the case of ADSs, if ADRs evidencing the ADSs to be withdrawn have been delivered or otherwise identified to the U.S. Tender Agent, then, prior to the physical release of those ADRs, the signature(s) on the notice of withdrawal must be guaranteed by an eligible institution, unless such ADSs have been delivered for the account of an eligible institution. If Endesa securities have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 7 (‘‘Procedures for Accepting the U.S. Offer and Tendering Ordinary Shares and ADSs’’) of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Endesa securities. If ADRs evidencing the ADSs have been delivered or otherwise identified to the U.S. Tender Agent, the name of the registered owner and the serial numbers shown on such ADRs must also be furnished to the U.S. Tender Agent prior to the physical release of such ADRs.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by E.ON 12, in its reasonable discretion, which determination shall be final and binding (subject to a party’s ability to seek judicial review of any determination) on all parties. No withdrawal of ordinary shares and ADSs shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of E.ON, E.ON 12, Endesa, the U.S. Tender Agent, the Information Agent, Iberclear or its participants or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give such notification.

Holders of ordinary shares who participate in the Spanish Offer will not have the withdrawal rights provided under U.S. law. Under Spanish law in these circumstances, acceptances of the Spanish Offer by holders of ordinary shares are irrevocable and withdrawal rights are provided for only in the event that (i) in the ‘‘sealed envelope’’ procedure, the CNMV approves an improvement in the terms of the offers by E.ON 12 and/or Gas Natural, and the new terms are published in accordance with Spanish law and practice or (ii) an offeror waives a condition of the offer which requires the passing of a resolution by Endesa’s shareholders at a shareholders’ meeting. Under the Spanish takeover rules in these circumstances, if E.ON 12 or Gas Natural submit improved terms of their respective offers to the CNMV pursuant to the ‘‘sealed envelope’’ procedure described in Section 4 (‘‘Extension, Variation or Change in the U.S. Offer’’), any acceptances of the offers made prior to the publication of any improved terms of the offers may be withdrawn at any time until the expiration of the offers. Under Spanish law, however, any ordinary shares tendered after the publication of any improved terms of the offers cannot be withdrawn.

9.    Endesa’s Ordinary Shares and ADSs.

Endesa’s share capital amounts to €1,270,502,540.40, and is represented by 1,058,752,117 issued ordinary shares of a single series, each with a nominal value of €1.20. All of the ordinary shares are fully subscribed, paid up and represented by account entries.

All of the ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and are integrated in the Stock Markets Interconnection System. The ordinary shares are also listed on the Santiago Off Shore Stock Exchange in Chile.

Endesa’s ADSs, each representing one ordinary share, are listed on the NYSE and are evidenced by ADRs. One ADS represents one ordinary share. The depositary for the ADSs is Citibank, N.A.

10.    Price Range of Endesa’s Ordinary Shares and ADSs.

All of the ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges in Spain and are integrated in the Stock Markets Interconnection System. The ordinary shares are also listed on the Santiago Off Shore Stock Exchange in Chile. ADSs, each representing one ordinary share, are listed on the NYSE and are evidenced by ADRs.

The following table shows, for the periods indicated, the high and low prices of ordinary shares and ADSs. Share prices are as reported by the Stock Markets Interconnection System and ADS prices are as reported on the NYSE.

	Endesa
	Ordinary Shares		ADSs
	High	Low	High	Low
	(euros)		(U.S. dollars)
Monthly
January 1, 2007 through January 19, 2007	37.90	35.21	49.29	45.75
Quarterly
2004
First Quarter	16.18	13.98	20.55	17.12
Second Quarter	16.12	14.27	19.74	17.08
Third Quarter	15.79	14.52	19.40	17.81
Fourth Quarter	17.35	15.23	23.65	19.03
2005
First Quarter	18.09	16.63	23.58	21.79
Second Quarter	19.43	16.30	23.00	21.62
Third Quarter	22.42	17.75	26.91	21.71
Fourth Quarter	22.83	20.10	27.39	23.87
2006
First Quarter	28.35	21.70	33.64	26.01
Second Quarter	27.20	25.44	34.33	30.93
Third Quarter	35.00	24.02	44.40	30.23
Fourth Quarter	36.25	33.15	47.78	42.44
Annual
2001	20.45	15.51	19.75	14.20
2002	18.03	8.70	15.87	8.65
2003	15.50	10.00	19.22	11.01
2004	17.35	13.98	23.65	17.08
2005	22.83	16.30	27.39	21.62
2006	36.25	21.70	47.78	26.01

According to Endesa’s filings with the SEC, Endesa normally pays an interim dividend and a final dividend. The interim dividend is normally paid on the first business day of the year, following approval by Endesa’s board of directors; the final dividend is normally paid on the first business day of July, following approval by the shareholders at Endesa’s general shareholders’ meeting (which is required to be held during the first half of the year). On July 3, 2006, Endesa paid a special dividend in the amount of €2.095 per ordinary share and ADS, as approved by Endesa shareholders at the general shareholders’ meeting of Endesa on February 25, 2006. On January 2, 2007, Endesa paid an interim dividend in the amount of €0.50 per ordinary share and per ADS.

Endesa shareholders are encouraged to obtain a current market quotation for their ordinary shares and ADSs.

11.	Effect of the Offers on the Market for the Ordinary Shares and ADSs; Stock Exchange Listings; Exchange Act Registration; U.S. Margin Regulations.

The purchase of the ordinary shares and the ADSs pursuant to the U.S. Offer and Spanish Offer will reduce the number of ordinary shares and ADSs that might otherwise trade publicly and, depending upon the number of ordinary shares and ADSs purchased, could adversely affect the liquidity and market value of the remaining ordinary shares and ADSs held by the public.

The extent of the public market for the ordinary shares and ADSs would depend upon such factors as the number of shareholders and/or the aggregate market value of the ordinary shares and ADSs remaining at the time, the interest in maintaining a market in the ordinary shares and ADSs on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. E.ON 12 cannot predict whether the reduction in the number of ordinary shares and ADSs that might otherwise trade publicly would have an adverse or beneficial effect on the marketability of the ordinary shares and ADSs or whether it would cause future market prices to be greater or less than the consideration offered under the U.S. Offer.

It is possible that the ordinary shares and/or ADSs will fail to meet the criteria for continued listing on the Spanish, Chilean and U.S. stock exchanges. If this were to happen, the ordinary shares and/or ADSs could be delisted from one or more of these exchanges by action taken by the relevant exchange.

As of the date of this Offer to Purchase, E.ON 12 intends for the ordinary shares and ADSs to continue to be listed on the stock exchanges where they currently trade. However, E.ON 12 may apply for the delisting of the Endesa securities from the stock exchanges on which they are listed if Endesa fails to meet adequate dissemination, frequency or trading volume requirements for the applicable exchange. If this were to happen, E.ON 12 would, to the extent required by applicable Spanish law, convene a general shareholders’ meeting of Endesa as soon as possible after the settlement of the Offers for the purpose of approving the delisting of Endesa securities from the applicable stock exchanges where they are listed and would formally request the delisting of Endesa securities from the applicable stock exchanges. If Endesa’s ADSs were delisted in the United States, E.ON 12 would seek to deregister the ordinary shares and ADSs under the Exchange Act if the applicable requirements are met (which are described below).

If Endesa were no longer listed on Spanish stock exchanges, it would cease to be bound by Spanish corporate governance rules and recommendations as well as other rules of the Spanish securities regulatory authorities. If Endesa were no longer listed on the NYSE, it would cease to be bound by certain listing requirements, including the requirement for Endesa to maintain an audit committee composed of only independent directors.

The registration of the ordinary shares and ADSs under the Exchange Act could be terminated upon application of Endesa to the SEC if the ADSs were no longer listed on a ‘‘national securities exchange’’ such as the NYSE and there were fewer than 300 holders of record of the ordinary shares and ADSs resident in the United States. If the ordinary shares and ADSs were deregistered under the Exchange Act, then Endesa would cease to be required to comply with U.S. periodic reporting requirements and other rules governing publicly held companies in the United States. In addition, certain provisions of the Exchange Act, such as Rule 13e-3 with respect to ‘‘going-private’’ transactions, would no longer be applicable to Endesa and ‘‘affiliates’’ of Endesa and persons holding ‘‘restricted securities’’ of Endesa may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

Further, E.ON 12 could cause Endesa to terminate its deposit agreement with the depositary for the ADSs. If the deposit agreement is terminated, holders of ADSs will only have the right to receive the ordinary shares underlying the ADSs, upon surrender of any ADR representing the ADSs and payment of applicable fees to the ADS depositary.

If registration of ADSs and ordinary shares under the Exchange Act were terminated, Endesa’s ADSs and ordinary shares may no longer constitute ‘‘margin securities’’ under the regulations of the Board of Governors of the U.S. Federal Reserve System if there is no ready market for those securities, in which event the ADSs and ordinary shares could no longer be used as collateral for loans made by brokers.

In addition, if E.ON 12 reduces or waives the minimum tender condition in order to accept a number of tendered ordinary shares that is less than 50% of the outstanding ordinary shares, E.ON 12 will have a minority ownership in Endesa, in which case E.ON 12 may not be able to successfully integrate Endesa within the E.ON group of companies. It is possible that E.ON 12 would nevertheless have significant influence over Endesa, however. In this case, E.ON 12 would seek to take an active role with respect to the management of Endesa and may seek representation on Endesa’s board of directors and management team. At the same time, E.ON 12 may not be able to implement all the measures necessary to carry out the plans laid out below under Section 15 (‘‘Purpose of the Offer; Plans for the Company; Certain Conditions’’). Further, if E.ON 12 and Gas Natural were to each reduce or waive the minimum tender condition to accept a number of tendered ordinary shares that is less than 50% of the outstanding ordinary shares, it is possible that both E.ON 12 and Gas Natural could at the same time become minority shareholders in Endesa. In addition, Acciona, S.A. (which is referred to as ‘‘Acciona’’), according to its filings with the SEC, as of the date of this Offer to Purchase, directly and indirectly holds 222,714,523 ordinary shares representing approximately 21% of the outstanding ordinary shares of Endesa. If becoming a minority shareholder, E.ON 12 would likely not be able to successfully integrate Endesa within the E.ON group of companies, and conflicts in the interests of E.ON 12, Gas Natural and Acciona could give rise to significant corporate governance difficulties for Endesa. As described in more detail in Section 2 (‘‘Relief Requested and Received from U.S. and Spanish Tender Offer Rules’’) of this Offer to Purchase, pursuant to Spanish law E.ON 12 is required to determine whether or not to reduce or waive the minimum tender condition no later than the day after the CNMV’s notification to E.ON 12 of the anticipated number of acceptances of the Offers. This notification will be made no later than eight Spanish business days after the expiration date of the Spanish Offer. Each of E.ON 12, Gas Natural and Acciona may have interests as minority shareholders that could differ from your own.

12.    Certain Information Concerning Endesa.

This Offer to Purchase includes information concerning Endesa that is based on publicly available information (primarily filings by Endesa with the SEC and the CNMV). Publicly available information concerning Endesa may contain errors. E.ON and E.ON 12 cannot take responsibility for the accuracy or completeness of the information contained in such public information, or for any failure by Endesa to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to E.ON and E.ON 12. E.ON conducted only limited due diligence review of Endesa, as described in Section 14 (‘‘Background of the Offers; Contacts with Endesa’’) of this Offer to Purchase, and E.ON and E.ON 12 have no knowledge that would indicate that any statement relating to Endesa contained in this Offer to Purchase is inaccurate or incomplete.

Endesa is a company (sociedad anónima) organized under the laws of the Kingdom of Spain with limited liability. The principal executive offices of Endesa are located in Madrid at 60, Ribera del Loira, Spain. Endesa’s telephone number is +34 91 213 10 00.

Endesa was incorporated by notarial deed on November 18, 1944 under the corporate name Empresa Nacional de Electricidad, S.A, and is registered with the Commercial Registry of Madrid in Book 323, Folio 1, Sheet number 6405. It changed its corporate name to Endesa, S.A. pursuant to a shareholders’ resolution dated June 25, 1997.

Endesa is engaged in the electricity business, which is principally focused on Spain and Portugal, the Southern European region (including Italy and France) and Latin America. Endesa is also involved in other activities related to its core energy business, such as renewable energy, and the distribution and supply of natural gas. At December 31, 2005, Endesa had a total installed capacity of 45,908 megawatts (‘‘MW’’), and in 2005, generated 185,264 gigawatt hours (‘‘GWh’’) and sold 203,335

GWh, supplying electricity to approximately 23.2 million customers in 15 countries. At that date, Endesa had 27,204 employees, 53.2% of whom were located outside Spain and Portugal, and its total assets amounted to approximately €55 billion, 43.3% of which were located outside Spain and Portugal.

As of the date of this Offer to Purchase, Endesa’s share capital amounts to €1,270,502,540.40, and is represented by 1,058,752,117 issued shares of a single series, each with a nominal value of €1.20. All of Endesa’s ordinary shares are fully subscribed, paid up and represented by account entries.

All of the ordinary shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges and are integrated in the Stock Markets Interconnection System. The ordinary shares are also listed on the Santiago Off Shore Stock Exchange in Chile. ADSs, each representing one ordinary share, are listed on the NYSE and are evidenced by ADRs.

The depositary for the ADSs is Citibank, N.A. See Section 10 (‘‘Price Range of Endesa’s Ordinary Shares and ADSs’’) of this Offer to Purchase for historical high and low closing prices for Endesa’s ordinary shares and ADSs.

Endesa is a ‘‘foreign private issuer’’ as defined in Rule 3b-4(c) of the Exchange Act. Endesa’s ordinary shares and ADSs are registered pursuant to Section 12(b) of the Exchange Act. Endesa is subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available to the public on the SEC’s Internet site (http://www.sec.gov).

13.    Certain Information Concerning E.ON 12 and E.ON.

E.ON 12.

E.ON 12 is a German limited liability company, incorporated on January 23, 2006, with the sole purpose of making the Offers. E.ON 12 is a wholly owned subsidiary of E.ON.

On February 14, 2006, E.ON 12 and E.ON executed a domination and profit and loss transfer agreement. This agreement became effective following registration in the Commercial Register (Handelsregister) of the local court of Düsseldorf, Germany, on May 29, 2006, following approval of the agreement by shareholders at the general shareholders’ meeting of E.ON held on May 4, 2006. The domination and profit and loss transfer agreement permits E.ON to issue directives to E.ON 12 and provides for the profits and losses of E.ON 12 to be transferred to E.ON. Since there are no other shareholders of E.ON 12, the primary consequences of this agreement are to ensure control over E.ON 12 by E.ON and to establish a tax union between E.ON 12 and E.ON for German tax purposes. Furthermore, under the domination and profit and loss transfer agreement E.ON has to make good by payment in cash to E.ON 12 any annual net loss incurred by E.ON 12 reported in its annual financial statements, including losses, if any, resulting from the payment obligations incurred in connection with the U.S. Offer.

E.ON 12’s principal executive offices and telephone number are the same as those of E.ON.

E.ON.

E.ON is a German stock corporation, headquartered in Düsseldorf, Germany, that is active in the energy business, primarily the supply of electricity and natural gas. E.ON was created in 2000 in connection with the merger of VEBA AG into VIAG AG, two of Germany’s largest industrial groups. On June 16, 2000, VEBA AG merged with VIAG AG, with VEBA AG continuing as the surviving entity. VEBA AG was subsequently renamed E.ON AG.

E.ON is one of the largest industrial group in Germany, measured on the basis of market capitalization at December 31, 2006. E.ON’s 2005 sales reached over €56 billion with almost 80,000 employees worldwide.

E.ON’s principal executive offices are located at E.ON-Platz, 1, D-40479 Düsseldorf, Germany and its telephone number is +49-211-45 79-0.

E.ON’s capital stock amounts to €1,799,200,000.00, and is represented by 692,000,000 issued ordinary shares without par value, with each share representing €2.60 of the capital stock.

E.ON’s ordinary shares are listed on all seven German stock exchanges (Frankfurt, Berlin-Bremen, Düsseldorf, Hamburg, Hannover, Munich and Stuttgart), with its principal trading market being the Frankfurt Stock Exchange, together with XETRA (Exchange Electronic Trading System). Options on ordinary shares are traded on the German derivatives exchange (Eurex Deutschland). In addition, E.ON American depositary shares are listed on the NYSE under the symbol ‘‘EON’’ and are evidenced by E.ON American depositary receipts.

In 2005, the E.ON group’s core energy business was organized into the following separate market units: Central Europe, Pan-European Gas, U.K., Nordic and U.S. Midwest, as well as the Corporate Center.

Central Europe.    E.ON Energie is the lead company of the Central Europe market unit. E.ON Energie is one of the largest non-state-owned European power companies in terms of electricity sales. E.ON Energie’s core business consists of the ownership and operation of power generation facilities and the transmission, distribution and sale of electric power, gas and heat in Germany and continental Europe. The Central Europe market unit owns interests in and operates power stations with a total installed capacity of approximately 36,400 MW, of which Central Europe’s attributable share is approximately 27,800 MW (not including mothballed, shutdown and reduced power plants). Through its own operations as well as through distribution companies, E.ON Energie also distributes electricity, heat and gas to regional and municipal utilities, commercial and industrial customers and residential customers. In 2005, E.ON Energie supplied approximately 18 percent of the electricity consumed by end users in Germany. The Central Europe market unit contributed 43.1 percent of E.ON’s revenues in 2005.

Pan-European Gas.    E.ON Ruhrgas is the lead company of the Pan-European Gas market unit. E.ON Ruhrgas is one of the leading non-state-owned gas companies in Europe and the largest gas business in Germany in terms of gas sales, with 690.2 billion kilowatt hours (‘‘kWh’’) of gas sold in 2005. E.ON Ruhrgas’ principal business is the supply, transmission, storage and sale of natural gas. E.ON Ruhrgas imports gas from Russia, Norway, the Netherlands, the United Kingdom and Denmark, and also purchases gas from domestic sources. E.ON Ruhrgas sells this gas to regional and supraregional distributors, municipal utilities and industrial customers in Germany and increasingly also delivers gas to customers in other European countries. In addition, E.ON Ruhrgas is active in gas transmission within Germany via a network of approximately 11,000 kilometers of gas pipelines and operates a number of underground storage facilities in Germany. E.ON Ruhrgas also holds numerous stakes in German and other European gas transportation and distribution companies, as well as a small shareholding in Gazprom, Russia’s main natural gas exploration, production, transportation and marketing company. The Pan-European Gas market unit contributed 31.8 percent of E.ON’s revenues in 2005.

U.K.    E.ON UK is the lead company of the U.K. market unit. E.ON UK is an integrated energy company with its principal operations focused in the United Kingdom. E.ON UK and its associated companies are actively involved in the ownership and operation of power generation facilities, as well as in the distribution of electricity and supply of electric power and gas and in energy trading. E.ON UK owns interests in and operates power stations with a total installed capacity of approximately 10,762 MW, of which its attributable share is approximately 10,547 MW. E.ON UK served approximately 8.6 million electricity and gas customer accounts at December 31, 2005, and its Central Networks business served 4.9 million customer connections. The UK market unit contributed 18.0 percent of E.ON’s revenues in 2005.

Nordic.    E.ON Nordic is the lead company of the Nordic market unit. It currently operates through E.ON Sverige. E.ON Nordic and its associated companies are actively involved in the ownership and operation of power generation facilities, as well as the distribution and supply of electric power, gas and heat, primarily in Sweden.

U.S. Midwest.    E.ON U.S. is the lead company of the U.S. Midwest market unit. E.ON U.S. is a diversified energy services company with businesses in power generation, retail gas and electric utility services, as well as off-system sales. E.ON U.S.’s power generation and retail electricity and gas services are located principally in Kentucky, with a small customer base in Virginia and Tennessee. E.ON U.S. owns interests in and operates power stations with a total installed capacity of approximately 8,300 MW, of which its attributable share is approximately 7,700 MW (not including mothballed and shutdown power plants). In 2005, the U.S. Midwest market unit recorded 3.6 percent of E.ON’s revenues.

Corporate Center.    The Corporate Center consists of E.ON AG itself, equity interests managed directly by E.ON AG, including its remaining telecommunications interests, and consolidation effects at the group level, including the elimination of intersegment sales.

E.ON is a ‘‘foreign private issuer’’ as defined in Rule 3b-4(c) of the Exchange Act. E.ON’s ordinary shares and ADSs are registered pursuant to Section 12(b) of the Exchange Act. E.ON is subject to the periodic reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available to the public on the SEC’s Internet site (http://www.sec.gov).

14.    Background of the Offers; Contacts with Endesa.

Background.

On September 5, 2005, Gas Natural announced its intent to commence a tender offer for all the capital stock of Endesa. Since then, E.ON and Endesa have had a number of contacts to discuss possible courses of action with respect to Gas Natural’s tender offer. E.ON and Endesa entered into a confidentiality agreement on January 16, 2006, and, on the basis of that confidentiality agreement, E.ON has conducted a limited due diligence review of operational, financial and legal matters regarding Endesa.

Except for the confidentiality agreement referred to above, neither E.ON nor E.ON 12 have reached any agreement with Endesa, the members of the board of directors of Endesa or any shareholder of Endesa in connection with the Offers.

Contacts with Endesa.

In September and October 2005, Dr. Dierk Paskert, Senior Vice President of Corporate Development of E.ON, contacted Citigroup and Deutsche Bank, who are advisors to Endesa with respect to the offer from Gas Natural, regarding E.ON’s preparedness to discuss the possibility of E.ON making an offer for the capital stock of Endesa, if and when appropriate.

On December 1, 2005, Dr. Wulf H. Bernotat, Chief Executive Officer and Chairman of E.ON, Mr. Rafael Miranda Robredo, Chief Executive Officer of Endesa, and their respective representatives held a meeting in Essen, Germany, to discuss various options with respect to Gas Natural’s proposed offer for Endesa, including the possibility of E.ON making an offer for Endesa.

On January 5, 2006, Dr. Bernotat and other representatives of E.ON met again with Mr. Miranda and others of Endesa in Madrid, Spain to continue discussing the same matters. On January 9, 2006, Dr. Bernotat and Mr. Miranda had a telephone conversation, during which they discussed further the possibility of E.ON making an offer for Endesa.

On January 16, 2006, E.ON and Endesa entered into a confidentiality agreement.

On January 25, 2006, representatives of E.ON and Endesa met in Munich, Germany, and E.ON conducted a limited due diligence review of operational, financial and legal matters regarding Endesa. On February 1, 2006, representatives of E.ON met again with Endesa in Madrid, Spain, to continue the due diligence review.

On February 3, 2006, Dr. Bernotat and Mr. Miranda discussed in a telephone conversation the possible timing and process of a potential offer by E.ON for Endesa. On February 9, 2006, Dr. Bernotat, Mr. Miranda and other representatives of E.ON and Endesa met again in Paris, France, to further discuss details of the potential offer.

In the period immediately before the announcement of E.ON’s offer for Endesa, several telephone conversations took place between Dr. Bernotat, Mr. Miranda or, almost on a daily basis, other representatives of E.ON and Endesa. On February 20, 2006, immediately prior to the filing on February 21, 2006, of E.ON’s offer document for approval by the CNMV, Dr. Bernotat informed Mr. Miranda of the filing. On the same day, E.ON announced its intention to make an offer to acquire all the outstanding shares of Endesa.

On February 21, 2006, after the filing of E.ON 12’s application for approval of its offer with the CNMV, Dr. Bernotat and Mr. Pizarro, Chairman of Endesa, discussed in a telephone conversation the next steps of the Spanish Offer.

On March 3, 2006, Dr. Bernotat and Mr. Miranda met in Madrid in order to further discuss the development of the Spanish Offer. Also on that date, representatives of E.ON and Endesa met in order to discuss the implications of the Royal Decree-Law 4/2006, enacted on February 28, 2006, that required E.ON to file with the Spanish National Commission for Energy (Comisión Nacional de Energía) an application for authorization of E.ON’s Spanish Offer.

Representatives of Endesa and E.ON met in Madrid on March 17, 2006, April 19, 2006, May 22, 2006, June 19, 2006, August 1, 2006, September 1, 2006, September 6, 2006, September 28, 2006, October 10, 2006 and November 6, 2006, in Munich on May 18, 2006, and in Essen on July 13, 2006, in order to further discuss the Offers including, on several occasions, the implications of the Royal Decree-Law 4/2006 referred to above. Mr. Pizarro participated in the meeting on October 10, 2006.

On June 7, 2006, representatives of E.ON and Endesa met in Madrid in order to discuss Endesa’s quarterly results. On July 10, 2006, Dr. Bernotat and Mr. Miranda discussed the Offers by telephone.

On July 11, 2006, representatives of E.ON and Endesa met in Madrid in order to discuss procedures regarding the Spanish National Commission for Energy (Comisión Nacional de Energía) (which is referred to as the ‘‘CNE’’). On July 25, 2006, Dr. Bernotat, Mr. Miranda and other representatives of E.ON and Endesa met in Madrid in order to discuss the results of the first two quarters of the year 2006. On September 13, 2006, representatives of E.ON and Endesa met in Madrid in order to discuss corporate governance issues. On October 26, 2006, representatives of E.ON and Endesa held a follow-up meeting in Madrid in order to discuss the Offers. In addition, representatives of Endesa and legal counsel of E.ON met in Madrid on several occasions in order to discuss the Offers.

On August 21, 2006, representatives of E.ON and Endesa met in Madrid in order to discuss communication measures regarding the conditions to the Offers, that had been imposed by the CNE.

On September 6, 2006, Dr. Bernotat and Mr. Miranda generally discussed the possible transitioning of Dr. Bernotat to the chairman position after 12 to 18 months following any successful acquisition of Endesa by E.ON. No agreement or understanding between the participants was reached. During the same meeting, Dr. Bernotat indicated to Mr. Miranda that, in the event E.ON acquired Endesa, E.ON wished certain members of the current management to remain in their current position. No agreement or understanding has been reached as to Mr. Miranda’s continued employment in such circumstance.

During the meeting on October 10, 2006, between representatives of Endesa and E.ON, discussions were conducted during which representatives of Endesa expressed Endesa’s satisfaction with E.ON’s decision to increase the offer price to €35.00 for Endesa.

On November 22, 2006, representatives of E.ON and Endesa met in Madrid in order to further discuss the Offers.

In addition to the contacts described above, after the announcement of the Spanish Offer, several telephone conversations on an ongoing basis have taken place between representatives of E.ON and Endesa regarding various matters relating to the Offers.

Contacts with significant shareholders of Endesa.

On March 15, 2006, representatives of E.ON and Caja Madrid held a meeting in Düsseldorf to discuss the Offers. On September 28, 2006, Dr. Bernotat, Mr. Miguel Blesa and other representatives of E.ON and Caja Madrid held a meeting in Madrid to discuss the Offers. On October 13, 2006, Dr. Bernotat and Mr. Miguel Blesa discussed the Offers by telephone.

On September 28, in Madrid, and on October 10, 2006, by telephone, Dr. Bernotat, and Mr. Entrecanales, Chairman of Acciona, discussed the Offers and Acciona’s intentions with respect to Endesa. In late December 2006 and early January 2007, representatives of E.ON and Acciona met to discuss the Offers and the terms under which Acciona would agree to support the Offers and to vote in favor of the amendments to Endesa’s articles of association. No agreement or understanding was reached.

15.    Purpose of the Offers; Plans for the Company; Certain Conditions.

General.

The purpose of E.ON 12’s Offers is to acquire all the outstanding ordinary shares and ADSs of Endesa and obtain control of Endesa. E.ON’s business purpose for the acquisition of Endesa is, among other things, to consolidate E.ON’s business presence in the main countries of the European Union.

E.ON aims to operate the businesses of E.ON and Endesa as a complementary portfolio of assets, and execute them on a strategic business model designed to deliver value to both companies. Accordingly, E.ON has no plan to merge Endesa or any of the Endesa group of companies with E.ON 12 or any of the companies in the E.ON group, dissolve Endesa or any of the Endesa group of companies or to effect any significant reorganization of the Endesa group. It is E.ON’s intention for Endesa to be responsible for managing a new market unit of the E.ON group based in Madrid, that will be responsible for Southern Europe and Latin America. E.ON 12’s Offers are not being made for the purpose of generating synergies. E.ON believes that the acquisition of Endesa will be profitable whether or not there are specific cost savings, that are realized as a result of the acquisition of Endesa. As of the date of this Offer to Purchase, E.ON 12 is unable to quantify synergies or cost savings, if any, resulting from the acquisition of Endesa.

E.ON has emphasized the importance of creating leading market positions as a key source of competitive advantage, both by creating economies of scale to reduce costs and by managing volatile commodity markets to reduce risks. E.ON believes that the Offers are fully in line with this strategy, as the acquisition of Endesa by E.ON would create a combined company with a competitive position (and sometimes a leading position) in Europe’s principal regional power markets. In strategic terms, this transaction is a major step forward for E.ON in delivering its vision to create the world’s leading power and gas company. The combination of E.ON and Endesa would:

•	broaden the dimensions of E.ON in Europe’s gas and power markets, given the positions of Endesa in Southern Europe;

•	add Endesa’s outstanding position in fast growing markets to E.ON’s strong asset portfolio; and

•	bring together two companies with the same vision of creating a leading integrated power and gas business, with the aim of investing for the long term to create value for both investors and customers.

Taken together, E.ON and Endesa serve more than 50 million customers and operate in more than 30 countries with a staff of more than 107,000 employees in 2005. The aggregate sales for the two companies in 2005 amounted to 608,000 million kWh of power and 945,000 million kWh of gas. Total capacity of the combined company would be approximately 100,000 MW, and total energy production would exceed 520 terawatt hours.

Future activity of Endesa.

E.ON plans to maintain Endesa’s current business policy and strategy and to continue developing Endesa’s main business areas. The following is a brief description of E.ON’s plans with respect to

Endesa, should E.ON obtain control over Endesa, with respect to the corporate and territorial organization of Endesa, Endesa’s assets, Endesa’s investment plan, the employment policy of Endesa and its indebtedness. These plans and the related commitments assumed by E.ON have been made in light of the current Spanish regulatory framework and may be altered in the event of a material change in that regulatory framework.

Corporate and territorial organization.

E.ON intends immediately to take full advantage of one of Endesa’s key areas of expertise, Endesa’s Centre for Excellence in Distribution based in Barcelona. E.ON intends to build this center into a Global Centre of Excellence which will serve as a key resource of the entire E.ON group of companies.

Plans with regard to Endesa’s assets.

As of the date of this Offer to Purchase, E.ON does not have any specific plans regarding the use or disposal of Endesa’s assets outside of the ordinary course of its business.

E.ON 12 is not planning to sell Endesa’s assets. To the contrary, Endesa may benefit from the transfer of additional assets from E.ON to Endesa. There is no material overlap in the activities of E.ON and Endesa (except in certain regions of Northern Italy) and there is no need to sell any assets of Endesa to finance the Offers. However, E.ON will ensure that Endesa’s business will stay inline with major business trends and may decide to sell assets of Endesa in the future, depending on the circumstances that exist at the time.

Endesa’s investment plan.

Endesa plans to invest a total of €14.6 billion under its existing 2005-2009 Investment Plan as follows:

Endesa’s 2005 – 2009 Investment Plan (€€ billion)
Spain and Portugal	10.3
Development of new power generation	3.1
Renewables	1.4
Maintenance investments	5.8	[1]
Rest of Europe	1.8
Development of new power generation	1.4
Maintenance investments	0.4
Latin America	2.5
Development of new power generation	0.5
Distribution and maintenance investments	2.0
TOTAL	14.6

Source: Endesa (November 16, 2005)

(1)	Of which 4.3 billion shall be assigned to the distribution network. Source: Presentation of Endesa, October 2005.

E.ON intends to implement Endesa’s investment plan, including the €4.3 billion in planned distributions.

E.ON also intends to maintain the investments planned by Endesa in certain Spanish ‘‘strategic assets’’ that are wholly or partially owned by Endesa in order to keep those Spanish strategic assets operative, including:

•	the regasification plants under construction by Reganosa (Mugardos, La Coruña), Sagunto (Valencia) and Gascan (Canary Islands);

•	the Medgaz pipeline (12%-owned by Endesa) that will provide a pipeline connection between Algeria and the Iberian Peninsula through Almería;

•	the electrical power transmission facilities belonging to Endesa;

•	the production, transmission and distribution facilities in the Balearic and Canary Islands and in the autonomous cities of Ceuta and Melilla;

•	the thermal nuclear power plants; and

•	the thermal coal power plants of As Pontes, Compostilla and Teruel.

Together with Endesa, E.ON intends to become a major competitor in the Spanish market and to participate in its development, including in opportunities for gas-power convergence. Investments will focus on Endesa’s ‘‘Advance in Capacity’’ plan, continuing Endesa’s investments in the construction of new combined cycle power stations, increased capacity in liquid natural gas and the development of renewable energies and thermo-electric activities.

E.ON believes that a key factor for a reliable future energy supply is access to global natural resources. Many of these resources are controlled by a handful of large suppliers. E.ON believes that the combination of strong international companies such as E.ON and Endesa will be able to counterbalance these upstream companies. E.ON expects that Spain will benefit from the joint sourcing of energy resources on a European level, including through E.ON’s relationship with Russian suppliers.

Employment policy.

E.ON does not plan any material change in connection with the employees or the management team of Endesa as a result of the Offers, except for the potential changes in Endesa’s governing bodies as described below. In particular, E.ON has no plans to reduce the employment levels of the companies in the Endesa group. E.ON may install certain engagement programs for key managers and a long-term incentive program. Endesa is expected to maintain its registered office and its board of directors in Spain.

Indebtedness.

As of the date of this Offer to Purchase, E.ON has no current intentions or specific plans to restructure Endesa’s existing indebtedness. However, E.ON may decide to restructure Endesa’s indebtedness at any time in the future, based on new information, then prevailing market conditions and the future development of the E.ON group. Furthermore, upon maturity of any tranche of Endesa’s indebtedness, E.ON will evaluate different possibilities for refinancing on a case-by-case basis, shareholder loans would then be taken into consideration.

Governing Bodies of Endesa.

Following settlement of the Offers, E.ON intends to adapt the composition of the board of directors of Endesa to reflect the new shareholder structure. In particular, E.ON, through E.ON 12, intends to be represented in the board of directors of Endesa and all of its committees, at least in proportion to its ownership of Endesa capital stock following the Offers. This means that E.ON intends to be represented on the board of directors of Endesa by more than one half of its members. Thus, E.ON intends to propose a change in the composition of the board of directors and the committees of Endesa and could also propose a change in the number of members of the board of directors of Endesa. However, as of the date of this Offer to Purchase, E.ON 12 has not made any specific decisions regarding this matter.

As long as Endesa remains a listed company in Spain, E.ON intends for Endesa to follow Spanish recommended corporate governance rules. E.ON intends for Endesa to maintain some independent members (consejeros independientes) of its board of directors, although the number of these independent directors will be reduced as a result of the appointment of directors by E.ON 12. E.ON 12 also intends for Endesa to maintain its audit and control, appointments and compensation and executive committees.

However, if E.ON 12 applies for delisting and deregistration of Endesa’s securities, the composition of the board of directors of Endesa would change, by replacing the independent directors (consejeros independientes) with directors appointed by Endesa’s shareholders (consejeros ejecutivos o dominicales).

Articles of Association of Endesa.

As of the date of this Offer to Purchase, E.ON 12 has no intention to amend the articles of association of Endesa other than with respect to articles 32 (‘‘Limits of voting rights’’), 37 (‘‘Number and classes of directors’’), 38 (‘‘Term of office’’), and 42 (‘‘Eligibility’’) of Endesa’s articles of association as described in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase.

In the event that E.ON 12 waives the conditions provided for in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase because the Endesa shareholders do not approve amending those articles of Endesa’s articles of association at the general shareholders’ meeting of Endesa prior to the expiration of the acceptance periods under the Offers or otherwise, E.ON anticipates that it would propose to amend such articles of Endesa’s articles of association following the settlement of the Offers.

Dividend policy of Endesa.

As of the date of this Offer to Purchase, E.ON 12 has not made any decisions in relation to the dividend policy of Endesa. In principle, Endesa’s future dividend policy would depend on future cash flow levels as well as future financing and investment needs. It will be Endesa’s board of directors that will determine the dividend policy of Endesa and E.ON will try to orientate such a policy to facilitate the fulfilment of the Endesa investment plan.

16.    Source and Amount of Funds.

Assuming all of the outstanding Endesa securities are tendered into the Offers, E.ON 12 would, based on the offer price of €24.905 per ordinary share and per ADS, pay an aggregate amount of €26,368,221,473.89 in cash to the holders of the Endesa securities under the Offers, excluding any expenses incurred by the U.S. Tender Agent in converting the consideration into U.S. dollars in the U.S. Offer. This amount will be proportionately lower to the extent less than 100% of the outstanding Endesa securities are tendered into the Offers. The amount may also vary depending on the number of Endesa securities outstanding at the time of the closing of the Offers, and would be reduced if the offer price is reduced in the event that Endesa pays a dividend prior to the acceptance for payment of Endesa securities tendered under the U.S. Offer. The aggregate amount to be paid to holders of Endesa securities will be higher when E.ON 12 increases its offer price to at least €34.50 in cash for each ordinary share and each ADS.

E.ON 12 estimates that, based on the offer price of €24.905 per ordinary share and per ADS and assuming all of the outstanding Endesa securities are tendered into the Offers, the total amount of funds required to acquire the Endesa securities pursuant to the Offers and to pay the related fees and expenses will be approximately €300 million, including €240 million in financing costs. See Section 20 (‘‘Certain Fees and Expenses’’) of this Offer to Purchase.

Facility Agreement.

In order to finance the Offers, E.ON, as borrower, entered on February 20, 2006, into an euro syndicated term and guarantee facility agreement with HSBC Bank plc, Citigroup Global Markets Limited, J.P. Morgan plc and Deutsche Bank AG for a total amount of €32 billion.

As a result of the announcement by E.ON of the increase of the offer price on September 26, 2006, the financing of the Offers was renegotiated, and a new Euro syndicated term and guarantee facility agreement dated October 16, 2006 (which is referred to as the ‘‘Facility Agreement’’) for a total amount of €37.1 billion, was entered into by E.ON as borrower and HSBC Bank plc, Citigroup Global Markets Limited, J.P. Morgan plc, BNP Paribas, The Royal Bank of Scotland plc and Deutsche Bank AG, acting as mandated lead arrangers (which are referred to as the ‘‘Mandated Lead Arrangers’’).

E.ON will provide to E.ON 12 the funds that are obtained under the Facility Agreement, as well as any other funds which may be used in the Offers, through intra-group loan agreements or capital contribution. E.ON will ensure that E.ON 12 is duly financed and capitalized at all times.

Below is a description of the material terms and conditions of the Facility Agreement.

Amount and maturity of the facility.

The amount of financing made available under the Facility Agreement is up to € 37.1 billion. It is divided into two tranches:

•	Tranche A ( 2/3 of facility amount) with an initial maturity on February 19, 2007 (with a 364 days extension option) and

•	Tranche B ( 1/3 of facility amount) with a maturity on February 20, 2009.

The following are the original commitments undertaken by each of the Mandated Lead Arrangers in each of the tranches:

Bank	Tranche A Commitments	Tranche B Commitments	Total Commitments
HSBC Bank plc	€5,933,333,333	€2,966,666,667	€8,900,000,000
Citigroup Global Markets Limited	€4,666,666,667	€2,333,333,333	€7,000,000,000
J.P. Morgan plc	€4,666,666,667	€2,333,333,333	€7,000,000,000
BNP Paribas	€3,400,000,000	€1,700,000,000	€5,100,000,000
The Royal Bank of Scotland plc	€3,400,000,000	€1,700,000,000	€5,100,000,000
Deutsche Bank AG	€2,666,666,667	€1,333,333,333	€4,000,000,000
Total	€24,733,333,334	€12,366,666,666	€37,100,000,000

Interest.

The rate of interest under the Facility Agreement is linked to a ratings based margin ratchet. Based on an expected initial A rating from Standard & Poor’s and an initial A2 rating from Moody’s the margin will be EURIBOR plus 22.5 basis points per annum for Tranche A and EURIBOR plus 27.5 basis points per annum on Tranche B. E.ON currently has an AA− rating from Standard & Poor’s and an Aa3 rating from Moody’s.

Moody’s has placed its Aa3/P-1 credit rating of E.ON on review for a possible downgrade. On February 22, 2006, Moody’s has indicated that ‘‘if the acquisition were to be successful, the most likely outcome would be an E.ON AG rating that is a weakly positioned at A2’’.

Standard & Poor’s has placed its AA−/A-1+ credit rating of E.ON on credit watch with negative implications. On February 21, 2006, Standard & Poor’s has stated that ‘‘based on current information and statements by the company, the ratings are unlikely to be lowered by more than two notches’’.

Utilization of the Funds.

Under the Facility Agreement, the advances of the facility may be used exclusively for the settlement of the Offers and costs relating thereto as well as for the repayment of indebtedness of Endesa and for onlending funds to Endesa for such purposes.

Mandatory Prepayment.

The Facility Agreement includes a mandatory prepayment clause which requires E.ON to prepay and cancel the facility:

•	upon a change of control if so requested by the majority of banks within 30 days of the occurrence of a change of control event;

•	out of the net proceeds of amounts raised pursuant to the refinancing strategy that E.ON intends to carry out through the use of various capital markets funding sources. Subject to market conditions, E.ON intends to access the capital markets quickly, but in an orderly manner and will consider debt instruments in euros, sterling, U.S. dollars and possibly other currencies. This may also include equity or equity-like instruments if necessary. E.ON has committed that amounts raised through those refinancing activities will be applied to reduce the size of the facility but is not obliged to use other proceeds from ordinary business for such repayment;

•	out of the net proceeds of any disposal required by any applicable law, regulation or any decision taken by a competent antitrust or other authority in connection with the acquisition of Endesa and received by E.ON (or capable of being made available to E.ON by way of inter-company loan or dividend); and

•	out of the net proceeds of material disposals that are received by E.ON (or capable of being made available to E.ON by way of inter-company loan or dividend) in excess of €1 billion (either on its own or aggregated) as long as the total term loan commitments exceed € 17 billion at the time of disposal.

Other Commitments.

The Facility Agreement sets out, among others, general restrictions that will apply to E.ON and, after the settlement of the Offer, to Endesa and to its subsidiaries on the creation of new, or the maintenance of any existing, encumbrances, except those arising in the ordinary course of business and other exceptions to this general rule as set out in the Facility Agreement.

Furthermore, E.ON undertakes not to and to procure that no other member of the E.ON group shall dispose of the whole or any part of its assets which are, in each case, substantial in the context of the Group taken as a whole, other than:

•	disposals in the ordinary course of business;

•	disposals of assets in exchange for other assets similar or superior in value and type;

•	disposals of obsolete or waste assets;

•	disposals by way of distributions of dividends (including without limitation dividends in kind;

•	disposals that are required by law or by decision of antitrust authorities or any other public authorities in relation to the acquisitions performed by the E.ON group;

•	disposals on arm’s length terms;

•	disposals within the E.ON group;

•	disposals made pursuant to and/or in connection with contractual trust arrangements created in respect of pension obligations of E.ON or any member of the E.ON group; or

•	disposals made with the prior written consent of the majority of the banks.

Furthermore, the Facility Agreement establishes general undertakings, including compliance with law and regulations, pari passu ranking, insurance and change of business restrictions which are in line with the Loan Market Association standard documentation.

The Facility Agreement does not contain any restriction on the dividend or investment policy of E.ON. Furthermore there is no restriction on the level of dividends paid or investments made by Endesa.

The Facility Agreement does not require E.ON to comply with any financial covenants, i.e., it does not require the fulfillment of any financial ratios.

Lastly, and as regards to any possible veto rights of the Mandated Lead Arrangers over the terms and conditions of the Offers, subject to compliance with the Spanish Decree on Tender Offers, E.ON 12 can modify the terms and conditions of the Offers without the Mandated Lead Arrangers’ prior written consent, with the exception of the condition regarding the modification of article 32 of Endesa’s articles of association (‘‘Limits of voting rights’’). In order to waive this specific condition, E.ON, as borrower and guarantor, must receive the prior written consent of the Mandated Lead Arrangers. The conditions to the U.S. Offer are described further in Section 5 (‘‘Conditions to the U.S. Offer’’) of this Offer to Purchase.

Events of Default.

The Facility Agreement includes some events of default usually included in this kind of financing, including failure to pay, non-fulfillment of financial obligations, breach of representations and warranties and insolvency.

Guarantees.

The Facility Agreement does not require E.ON to provide any security in the form of pledges. Endesa is not a party to the Facility Agreement. E.ON does not foresee that it will pledge the ordinary shares of Endesa which it may purchase as a result of the Offers. The Facility agreement does not require Endesa or the companies of its group to provide any security in the form of pledges or any other kind of guarantees as a result of the Offers.

The financing entities have no recourse against E.ON shareholders, against Endesa or against the shareholders of Endesa, different from E.ON 12, in order to claim compliance of the obligations assumed by E.ON under the Facility Agreement.

Pursuant to the Facility Agreement, the financing entities are not entitled to appoint directors in Endesa or to any other special right related to Endesa or the companies of its group.

Syndication.

The Mandated Lead Arrangers reserved in the Facility Agreement the right to syndicate their commitments under the Facility Agreement. A limited syndication to a group of sub-underwriters was successfully completed on October 20, 2006, resulting in a bank syndicate comprising 24 international banks. A further general syndication was completed on November 24, 2006. The syndication did not involve any material modification of the characteristics of the Facility Agreement as described in this section.

Effects of the Financing on Endesa.

The financing of the Offers made available under the Facility Agreement and its eventual refinancing in the short and medium term will not lead to any indebtedness on the part of Endesa or its group companies.

Neither Endesa nor its subsidiaries will provide any kind of guarantee for the financing of the U.S. Offer, nor will they disburse any amount to repay the Facility Agreement.

The terms and conditions of the Facility Agreement do not require E.ON to commit to an extraordinary distribution of dividend in Endesa in relation to the Facility Agreement or to the repayment of the Facility Agreement. E.ON is not required to commit to the granting of loans from Endesa to E.ON.

Repayment Plans.

Initially the whole settlement amount will be funded with drawings under the Facility Agreement, but E.ON intends to repay the drawings as soon as possible (what could imply early repayment), and has four main sources of funds to do this, namely existing and future cash, equity or equity like issues, debt capital market issues and asset disposals. The timing and size of these funding sources will depend on prevailing market conditions and no decision in this regard has been made by E.ON at the date of this Offer to Purchase, apart from what is indicated below.

•	Existing and Future Cash. Initially the entire settlement amount for the Offers will be funded with bank debt, but part of this will be refinanced with existing cash resources. At the date of this Offer to Purchase, it is expected that between €4 and €6 billion of liquid funds will be available for the refinancing of part of the bank debt. Also, E.ON´s business is highly cash generative, and it is foreseen that strong cash flows will be available that are sufficient to comply with the investment plans and also repayment plans.

•	Equity or Equity like Issues. Depending on the volume of acceptances of the Offers, E.ON may issue equity or equity like instruments to repay part of the bank debt and help to meet E.ON’s rating objective. E.ON will consider issuing up to 10% of its equity capital.

•	Debt Capital Market Issues. Subject to market conditions, E.ON intends to access the debt capital markets quickly, but in an orderly manner and will consider debt instruments in euros, sterling, U.S. dollars and possibly other currencies. E.ON has an existing €10 billion commercial paper program, and a €20 billion MTN program. Both programs have been already partially used but can be increased in size if required.

•	Asset Disposals. If necessary, E.ON may also consider asset disposals to repay part of the bank debt and help to meet its rating objective. The proceeds of such sales would be used to repay the bank debt in-line with the mandatory prepayment clause.

17.    U.S. Federal and Spanish Income Tax Consequences of the U.S. Offer.

Material U.S. Federal Income Tax Consequences.

The following summary describes the material U.S. federal income tax consequences that may be relevant to U.S. Holders (as defined below) of ordinary shares and ADSs that are considering the U.S. Offer. The discussion set forth below is for general information only, does not purport to be tax advice from E.ON 12, and may not be applicable depending upon a U.S. Holder’s particular situation. U.S. Holders should consult their tax advisors with respect to the current and possibly future federal, state, local and foreign tax consequences to them of accepting the U.S. Offer.

For U.S. federal income tax purposes, a ‘‘U.S. Holder’’ means a beneficial owner of ordinary shares and ADSs, who is, for U.S. federal income tax purposes: (i) a citizen of the United States; (ii) a corporation (or an entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions for the trust or (b) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

U.S. Holders of ADSs will be treated for U.S. federal income tax purposes as owners of the ordinary shares underlying the ADSs. Accordingly, except as noted, the U.S. federal income tax consequences apply equally to holders of the ADSs and ordinary shares.

This summary provides general information only and is directed solely at U.S. Holders who hold their Endesa securities as capital assets and whose functional currency is the U.S. dollar. This summary does not discuss all the tax consequences that may be relevant to U.S. Holders in light of their particular investment circumstances, such as investors subject to special tax rules, including: partnerships, financial institutions, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies and tax-exempt investors, U.S. Holders who received their ordinary shares in return for services rendered or in connection with their employment, persons that own (directly or indirectly) 10% or more of Endesa voting stock or persons that hold their ordinary shares as part of a hedge, straddle or other integrated transaction. This summary does not include descriptions of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to U.S. Holders. Moreover, this summary does not discuss special tax provisions which may apply to individuals who relinquished their U.S. citizenship or residence.

This summary is based on the Internal Revenue Code of 1986, the U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change, possibly with retroactive effect, or different interpretations. No ruling has been requested from the Internal Revenue Service in connection with the U.S. Offer and no assurance can be given that the treatment described herein will be accepted by the Internal Revenue Service or, if challenged, by a U.S. court.

U.S. Holders who sell their securities pursuant to the U.S. Offer will generally recognize taxable gain or loss equal to the difference between their amount realized and their tax basis in their securities. Such gain or loss generally will be U.S.-source capital gain or loss and will be long-term if such U.S. Holders held their securities for more than one year. In the case of a tendering non-corporate U.S. Holder, any long-term capital gain will generally be subject to U.S. federal income tax at a maximum rate of 15%. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

Non-corporate U.S. Holders may be subject to U.S. federal backup withholding tax (imposed at a rate of 28%) and information reporting on payments received under the U.S. Offer if they fail to furnish and certify their correct taxpayer identification number in the manner required or otherwise fail to establish a basis for exemption. To prevent backup withholding, U.S. Holders should complete Internal Revenue Service Form W-9 or a valid substitute form.

If a U.S. Holder does not provide a correct taxpayer identification number, such U.S. Holder may be subject to penalties imposed by the Internal Revenue Service. Amounts withheld from payments to U.S. Holders generally will be allowed as a credit against their U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service in a timely manner. U.S. Holders should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption.

IRS Circular 230 disclosure:    To ensure compliance with requirements imposed by the IRS, E.ON and E.ON 12 informs you that any U.S. federal tax advice contained in this document (including any attachment) is not intended or written by us to be used, and cannot be used, (i) by any taxpayer for the purpose of avoiding tax penalties under the Internal Revenue Code or (ii) for promoting, marketing or recommending to another party any transaction or matter addressed herein.

Material Spanish Resident and Non-resident Income Tax Consequences.

The following summary describes the material Spanish resident and non-resident income tax consequences that may be relevant to holders of ordinary shares and ADSs that are considering the U.S. Offer. The discussion set forth below is for general information only, does not purport to be tax advice from E.ON 12, and may not be applicable depending upon the particular situation of a holder of Endesa securities. Holders of Endesa securities should consult their tax advisors with respect to the current and possibly future tax consequences to them of accepting the U.S. Offer.

The discussion set forth below applies only to owners of ordinary shares and ADSs who hold those securities as an investment and who are their absolute beneficial owners and who are subject to the Spanish general tax regime for residents and non-resident taxpayers.

Under Spanish law, any capital gains derived from securities issued by a Spanish entity that are realized by persons residing outside Spain for Spanish tax purposes are considered to be Spanish source income and, therefore, are taxable in Spain at a 18% tax rate.

However, capital gains realized by U.S. Holders upon the exchange of ordinary shares or ADSs pursuant to the U.S. Offer will not be taxed in Spain if U.S. Holders provide certain documentation. U.S. Holders will be required to establish that they are entitled to the exemption from tax by providing to the relevant Spanish tax authorities Spanish Form 210 and a certificate of residence stating that such U.S. Holder is a resident of the United States for the purposes of the U.S.-Spain tax treaty. Spanish law requires that both of these forms be filed within one month from the date on which the capital gain is realized. U.S. Holders of ADSs should consult their own tax advisors regarding the obligation to file these forms.

The sale of ordinary shares and ADSs is exempt from the Spanish Value Added Tax and normally exempt from the Spanish Transfer Tax.

Spanish resident individuals will realize a capital gain or loss in an amount equal to the difference between the Spanish tax basis in their ordinary shares or ADSs and the offer consideration valued in euros. Those gains realized by Spanish resident individuals are taxable in Spain at a 18% fixed tax rate regardless of the period during which such individuals held the Endesa securities. The ordinary shares and ADSs which were acquired first will be deemed to be those sold first (FIFO method).

For each year during which the ordinary shares and ADSs were held before December 31, 1994, the capital gains resulting from their disposition will be reduced by 25%. However, the calculation of this reduction will only be applied to the part of the capital gain deemed to have taken place until January 20, 2006.

Capital losses resulting from the disposition of ordinary shares and ADSs, when similar securities were acquired within the two months preceding (or following) their disposition, will not be considered for tax purposes.

Spanish resident companies, as well as Spanish permanent establishments of foreign taxpayers, will realize positive or negative income for the same amount described in the preceding paragraph. Positive income will be subject to a 32.5% income tax rate in 2007 and 30% thereafter. Holders of more than 5% of Endesa would be entitled to a tax credit equal to 32.5% in 2007 and to 30% thereafter of the reserves of Endesa which correspond to their participation and which have been accumulated during their holding period, to the extent such reserves had effectively been taxed at the Endesa level. Likewise, holders of more than 5% of Endesa may benefit from the 14.5% in 2007 and 12% thereafter reinvestment tax credit, subject to certain requirements.

Non-residents in Spain will realize a capital gain or loss for the same amount described in the preceding paragraphs. Capital gains will be subject to the Spanish 18% non-resident income tax. Non-resident individuals benefit from the capital gain reduction scheme described above for ordinary shares and ADSs acquired before December 31, 1994.

Holders of ordinary shares and ADSs which are resident in countries with which Spain has signed a tax treaty would normally not be taxed in Spain pursuant to the provisions of such tax treaties.

In addition to the treaty protection described in the preceding paragraph, the Spanish tax law sets forth a domestic exemption for gains realized upon the disposal of certain securities which are listed in the Spanish markets, such as the ordinary shares, for residents in countries with which Spain has signed a tax treaty containing an ‘‘exchange of information’’ clause.

Finally, the Spanish tax law also sets forth an exemption for holders of ordinary shares and ADSs who are resident in the European Union (tax havens excluded) for the capital gains realized upon the disposal of Spanish shares to the extent (i) they have not directly or indirectly held more than 25% of the share capital of Endesa at any time during the preceding 12-month period; and (ii) the assets of the company are not mainly real estate located in Spain whether directly or indirectly.

18.    Legal Matters; Required Antitrust and Other Regulatory Approvals.

Spanish Government Golden Share Abolished.

Prior to recent legal developments, a number of previously state-owned Spanish companies had ‘‘golden shares’’ or provisions in their by-laws which permitted the Spanish government to take certain actions to limit the acquisition of shares above specified thresholds. On November 25, 2005, the Spanish Council of Ministers proposed draft regulations to remove golden shares from such previously state-owned Spanish companies, including Endesa. On May 26, 2006, the Spanish government passed Spanish Law 13/2006, which removed the ‘‘golden share’’ from such previously state-owned Spanish companies, including Endesa.

Antitrust and Regulatory Approvals.

In connection with the Offers, the approval of various domestic and foreign regulatory authorities having jurisdiction over E.ON or Endesa, and their respective subsidiaries and their respective businesses, is required. The principal approvals required are described below.

Antitrust Approvals.

European Union.

E.ON and Endesa each conduct business in the member states of the European Union. Council Regulation (EEC) No. 139/2004 requires that certain mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds be notified to and approved by the European Commission before such mergers and acquisitions are consummated. This Regulation also gives the member states of the European Union the right to request that the European Commission refer jurisdiction to review a merger to their national competition authorities under the provisions of the relevant national merger law where it may have an effect on competition in a distinct national market. Such a request must be notified to the European Commission within 15 working days of the transaction’s notification to the European Commission. There was no such referral in connection with the Offers.

E.ON, as sole shareholder of E.ON 12, submitted its proposed acquisition of Endesa to the European Commission on March 16, 2006. The European Commission reviewed the acquisition of Endesa pursuant to the Offers to determine whether the acquisition is compatible with the common market. The European Commission concluded that the proposed transaction would not significantly impede effective competition in the European Economic Area or any substantial part of it and therefore, on April 25, 2006, decided not to oppose the acquisition.

On July 25, 2006, Iberdrola, S.A. filed an appeal with the EC Court of First Instance against the decision of the European Commission as of April 25, 2006. The appeal does not automatically suspend the execution of the European Commission’s decision. If the appeal were totally or partially upheld and the EC Court of Justice subsequently would confirm such decision of the Court of First Instance, pursuant to Article 10(5) of Council Regulation (EEC) No. 139/2004, the acquisition of Endesa by E.ON 12 would be re-examined by the European Commission in the light current market conditions. If the re-examination of the transaction led the European Commission to declare it incompatible with the common market or to declare it compatible with the common market subject to conditions, E.ON 12 understands that the European Commission may require it to dispose of all the ordinary shares or assets acquired, in order to restore the situation prevailing prior to the implementation of the concentration. However, such a disposition would not affect the purchase of Endesa securities pursuant to the Offers.

Spain.

According to Council Regulation (EEC) No. 139/2004 and article 14.1 of Spanish Law 16/1989, of July 17, on the Defense of Competition, the acquisition by E.ON 12 of Endesa has been notified to the European Commission and not to the Service for the Defense of Competition, the Spanish competition authority, since it represents a combination involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds.

Other jurisdictions.

E.ON 12 is not required to file any notification with the competition authorities of the European Union member states with respect to the acquisition of Endesa by E.ON 12.

Based on its review of publicly available information regarding the businesses in which Endesa and its respective subsidiaries are engaged, the acquisition of E.ON 12 of Endesa is subject to the following notification requirements and/or approvals in non-European Union countries:

Argentina

The antitrust authorization period is 45 days from the date notice is complete, unless it is suspended by the Commission for the Defense of Competition in order to request additional information from E.ON 12. Therefore, in practice, it may take several months to obtain the authorization from the Argentine antitrust authority. If the authorization period is not suspended and the 45-day period expires without the Commission for the Defense of Competition having taken any decision, the Offers shall be deemed to have been tacitly approved by the Commission for the Defense of Competition.

E.ON 12 notified the Argentinean competition authorities on May 22, 2006. After submitting its notice, the Commission for the Defense of Competition requested that E.ON 12 provide additional information in order to complete such notification, which suspended the 45-day deadline for the authorization of the transaction. On November 22, 2006, the Commission for the Defense of Competition resumed its assessment of the transaction upon approval of E.ON 12’s bid by the CNMV on November 16, 2006 and requested the opinion of the Argentinian gas regulator (ENARGAS) and of the Argentinian electricity regulator (ENRE) regarding the transaction. ENARGAS issued its opinion on November 15, 2006, expressing no concerns about the transaction, but the ENRE has not yet started its review of the transaction. As a result, the proceeding before Commission for the Defense of Competition remains suspended.

The Offers do not need to be suspended pending the authorization. Nevertheless, should the authorization be denied after the completion of the Offers, E.ON 12 would be required to sell the assets and companies of Endesa in Argentina. E.ON 12 believes that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Argentinean competition authorities.

Brazil

On March 15, 2006, E.ON 12 filed a request for authorization with the Brazilian competition authorities. The antitrust authorization period is generally between two and three months, unless it is suspended by the Brazilian competition authorities in order to request additional information from E.ON 12. On March 27, 2006, the investigation department of the Brazilian Electric Energy Agency issued an opinion recommending the approval of the Offers. Furthermore, the investigation department of the Brazilian Ministry of Justice has requested the Brazilian Electric Energy Agency (which is referred to as the ‘‘ANEEL’’) to issue an opinion regarding the Offers. The Offers are currently under review by the ANEEL.

The Offers need not be suspended pending the authorization. Should the authorization be denied following the completion of the Offers, E.ON 12 would be required to sell the assets and companies of Endesa in Brazil. E.ON 12 believes that no circumstances exist that would prevent the acquisition of Endesa from being authorized by the Brazilian competition authorities.

Peru

Neither E.ON nor Endesa conduct business in Peru. Therefore, the acquisition of Endesa by E.ON 12 is not subject to any notification to the Peruvian competition authorities. E.ON 12 has received oral confirmation by the Peruvian competition authorities that it is not required to file a notification of the combination. Although not mandatory, E.ON 12 notified the Peruvian competition authorities on June 23, 2006, for information purposes only.

Based on its review of publicly available information regarding the businesses in which Endesa and its respective subsidiaries are engaged, E.ON 12 is not aware of any other authorization that would be necessary for E.ON 12 to obtain from other competition authorities in addition to the notifications and authorizations described above.

As of the date of this Offer to Purchase, E.ON 12 is not able to accurately assess the financial and business impact that the failure to obtain any or all of the previous authorizations would have on the combined businesses of E.ON and Endesa. Notwithstanding this, it is not foreseeable that any such impact would be significant. In the event that the operation could be prohibited in some of the above countries, E.ON will sell the correspondent assets by means of a tender or by any other adequate procedure.

Other Regulatory Approvals.

Spanish General Secretary of Energy.

On March 8, 2006, E.ON 12 filed a notification of the Spanish Offer to the General Secretary of Energy (Secretaría General de Energía) of the Ministry of Industry, Tourism and Trade, in accordance with Article 3 and Transitory Provision Third of Law 5/1995, of March 23, on the applicable regime for the sale of government shareholdings in certain companies and golden shares (Ley 5/1995, de 23 de marzo, de regimen jurídico de enajenación de participaciones públicas en determinadas empresas).

On April 6, 2006, the General Secretary of Energy resolved, in light of the notification filed by E.ON 12, not to initiate the proceedings contemplated under article 4 of Spanish Law 5/1995.

The regime governing golden shares in Spanish Law 5/1995 was revoked by Spanish Law 13/2005, of May 26.

General Directorate for Energy of the Regional Government of the Balearic Islands.

E.ON 12 filed an application to the General Directorate for Energy (Dirección General de Energía) of the Regional Government of the Balearic Islands on May 18, 2006, for the purposes of Decree 6/2006, of January 27, on the regulation of the procedure for the authorization of the transfer of electricity distribution facilities (Decreto 6/2006, de 27 de enero, sobre la regulación del procedimiento de autorización de la transmisión de instalaciones de distribución de energía). On November 15, 2006, the General Directorate for Energy granted the requested authorization.

National Commission for Energy.

On March 23, 2006, E.ON 12 filed with the CNE an application requesting authorization to proceed with the Spanish Offer under the Royal Decree-Law 4/2006, of February 24, which amended the functions of the CNE.

On July 27, 2006, the CNE issued a resolution authorizing the Offers, subject to the fulfillment of 19 conditions.

On August 10, 2006, E.ON 12 filed an administrative appeal against the resolution of the CNE with the Ministry of Industry, Tourism and Trade (which is referred to as the ‘‘Ministry of Industry’’), in which E.ON 12 argued that the conditions are excessive and unlawful.

On September 26, 2006, the European Commission declared that the conditions imposed on E.ON 12 by the CNE are incompatible with European Union law, and demanded their removal. On October 18, 2006, the European Commission initiated an infringement procedure against Spain for breach of European Union law by not complying with the order to remove the conditions.

On November 3, 2006, the Ministry of Industry confirmed the authorization of the Spanish Offer that had been granted by the CNE, removed some of the conditions and modified other conditions. The remaining conditions are outlined below:

•	E.ON 12 must keep Endesa as the parent company of its group and may not merge any of its subsidiaries with E.ON 12 for a period of five years after having obtained control of Endesa. Endesa must keep its brand, registered office and administrative body.

•	E.ON 12 must adequately fund Endesa in order to maintain a ratio of net financial debt to EBITDA of less than 5.25 for a period of three years after having obtained control of Endesa.

•	Until the year 2010, member companies of the combined E.ON and Endesa group carrying out regulated activities in Spain may only pay dividends if the resources generated by them are sufficient to meet their financial and investment commitments.

•	E.ON 12 must make all investments in regulated activities of gas and electricity as set out in the Endesa investment plans for the period 2006-2009 and certain other plans, and must furnish certain information and plans to the competent authorities.

•	In the period from 2010 to 2015, E.ON 12 must annually inform the CNE about its future investment plans regarding regulated activities and strategic assets of gas and electricity.

•	E.ON 12 must maintain Endesa’s ordinary generation facilities for their remaining usable life as currently intended by Endesa.

•	Until the year 2009, E.ON 12 may not redirect any natural gas to markets other than the Spanish market, if the annual volume of gas as set out in the natural gas supply plans submitted by Endesa to the CNE is not met.

•	All nuclear facilities owned by Endesa must comply with the obligations and regulations regarding nuclear matters and all applicable law and agreements as to the management of such nuclear facilities regarding questions of security and supply of uranium.

•	For a period of five years after obtaining control of Endesa, E.ON 12 must maintain the current companies owning assets used for the generation, distribution or transmission of insular or extra-peninsular electricity systems.

•	For a period of five years after obtaining control of Endesa, E.ON 12 must guarantee that the aggregated annual consumption of each of Endesa’s plants that currently consume Spanish coal is not less than the aggregated annual volume set out in the National Plan of Coal Mining 2006-2012.

•	Future acquisitions of shares in Endesa shall be governed by the same set of rules as in force.

•	E.ON 12 must not adopt strategic decisions as to Endesa which will affect the security of supply contrary to the Spanish law.

•	Any violation of the conditions set out by the decision of the Ministry of Industry may lead to legal proceedings under the applicable Spanish energy regulations.

•	If, during a period of ten years after E.ON 12 obtained control of Endesa, any third party acquires or attempts to acquire, directly or indirectly, shares in E.ON amounting to more than 50% of the share capital or granting more than 50% of the voting rights, E.ON must notify CNE, which will be entitled to modify the decision of the Ministry of Industry set forth above. In this case, CNE may require E.ON to dispose of all the ordinary shares of Endesa.

•	The CNE may request the Spanish government to adopt measures based on the relevant Spanish regulations in order to guarantee the supply of energy in emergency situations.

E.ON 12 considers the conditions set forth in the decision of the Ministry of Industry acceptable and does not intend to challenge its decision in court.

However, on December 20, 2006, the European Commission ruled that the conditions set forth in the decision of the Ministry of Industry as of November 3, 2006 were incompatible with EU law and requested the Spanish government to withdraw the modified conditions by January 19, 2007. According to press reports, the Spanish government has announced that it will not withdraw the modified conditions. The Commission may now open infringement proceedings against Spain under Article 226 of the EC Treaty.

Finally, on January 25, 2007, the European Commission brought an action against Spain before the European Court of Justice regarding the approval of Royal Decree-Law 4/2006, of February 24, which amended the functions of the CNE.

Other jurisdictions.

Brazil

On July 3, 2006, E.ON 12 filed a request for authorization with the Brazilian energy regulatory agency (ANEEL) to acquire a controlling interest in Endesa’s subsidiaries that hold public service concessions. In response to such request, the Secretary of Economic and Financial Control of ANEEL ruled by official letter dated August 14, 2006, that Endesa was required to request authorization, not E.ON 12. E.ON 12 asked that Endesa undertake all necessary measures to enable the acquisition by E.ON 12 of Endesa’s public service concessionaire subsidiaries in Brazil. On January 25, 2007, Endesa filed the new request for authorization with ANEEL.

Although Brazilian law does not provide for a time limit for ANEEL to issue its authorization, this authorization may take approximately 45 business days to obtain.

If E.ON 12 does not obtain such authorization prior to the settlement of the Offers, E.ON 12 would be prevented from exercising control and, therefore, participating in the management of Endesa’s subsidiaries. Furthermore, if the authorization is denied, E.ON 12 may be required to sell Endesa’s public service concessionaire subsidiaries as well as the other subsidiaries operating under government authorization in Brazil. E.ON 12 would dispose of these assets by means of an auction or other efficient procedure. Finally, ANEEL may also decide to subject the grant of its authorization to certain conditions or restrictions. E.ON 12 is not able to estimate the impact of such restrictions.

Argentina

Authorization for the acquisition of indirect control over the subsidiaries of Endesa in Argentina is not required. However, each of the relevant subsidiaries of Endesa must communicate such event to the energy regulator in Argentina following the settlement of Offers. This reporting obligation is made for the purpose of updating the corresponding registers in the Argentine energy sector. The deadline for notification is 10 days following the settlement of the Spanish Offer.

Colombia

Acquisition of indirect control of the subsidiaries of Endesa in Colombia must be communicated to the Colombian energy regulator. Such communication is an informational obligation following the settlement of the Spanish Offer, for which no specific deadline is stipulated under Colombian law. The Colombian energy regulator could impose conditions relating to the terms of the government authorizations under which the Colombian subsidiaries of Endesa operate. However, E.ON 12 believes that, in principle, there are no circumstances which might give rise to the imposition of conditions as a result of the acquisition of indirect control over the subsidiaries of Endesa in Colombia.

Turkey

Endesa has a 50% shareholding in a Turkish company, and accordingly, E.ON 12 has requested the compulsory authorization from the Turkish regulatory authorities in the energy sector prior to the acquisition of such shareholding.

E.ON 12 requested the corresponding authorization from the Turkish regulatory authorities in the energy sector on September 5, 2006. On September 13, 2006, the Turkish regulatory authorities stated that no decision can be made because the Offers are subject to conditions.

In the event that, after E.ON has obtained control of Endesa and authorization were denied, E.ON 12 would have to sell Endesa’s holding in the Turkish company. However, E.ON 12 believes that the authorization will be obtained.

Poland

The acquisition of indirect control of the subsidiaries of Endesa in Poland is not subject to any authorization. However, E.ON 12 is required to provide notification of the transaction to the Polish energy regulator following the settlement of the Offers, although no specific deadline for doing so is specified under Polish law. This notification has the purpose of updating the registers in the Poland energy sector, and under no circumstances could it have an impact on the Offers or require E.ON 12 to proceed with the sale of Endesa’s subsidiaries in Poland or of the assets of such subsidiaries.

Based on its review of publicly available information regarding the businesses in which Endesa and its respective subsidiaries are engaged, E.ON 12 is not aware of any other license or regulatory permits from the other regulatory authority within the energy sector that would be necessary for E.ON 12 to obtain in addition to the notification or authorization above described.

As of the date of this Offer to Purchase, E.ON 12 is not able to accurately assess the financial and business impact that the failure to obtain any or all of the previous authorizations would have on the combined businesses of E.ON and Endesa. However, E.ON 12 does not estimate that there would be any significant impact. In any jurisdiction in which the transaction were not authorized, E.ON 12 would expect to dispose of the relevant assets by means of an auction or any other efficient procedure.

Other legal actions.

Acciona litigation.

On October 12, 2006, E.ON and E.ON 12 filed a complaint against Acciona and Finanzas Dos, S.A. (which is referred to as ‘‘Finanzas’’), a wholly owned subsidiary of Acciona, in the U.S. District Court for the Southern District of New York (which is referred to as the ‘‘Court’’) alleging that a Schedule 13D filed by Acciona and Finanzas with the SEC on October 5, 2006, with respect to the acquisition of Endesa shares, was materially false and misleading. The complaint sought certain injunctive relief, including relief in the form of a declaration that the Schedule 13D violates Section 13(d) of the Exchange Act, an order requiring that Acciona and Finanzas correct by public means their material misstatements and omissions and be enjoined from purchasing or making any arrangement to purchase any ordinary shares until such time as they have filed an accurate Schedule 13D.

On October 13, 2006, E.ON and E.ON 12 filed a motion for a preliminary injunction as well as a motion for expedited scheduling and discovery, and the parties participated in an initial hearing with the Court to discuss the litigation. The Court scheduled a second hearing for October 20, 2006 to consider plaintiffs’ motions and to schedule further proceedings in connection with plaintiffs’ application for a preliminary injunction. On October 19, 2006, Acciona and Finanzas amended their Schedule 13D and made public certain information previously omitted from their Schedule 13D, including the existence of fourteen total return swap agreements with Banco Santander Central Hispano, S.A., (which is referred to as ‘‘Banco Santander’’) related to Endesa Shares. Acciona and Finanzas also moved to dismiss the complaint asserting, among other things, that the amended Schedule 13D mooted E.ON’s action. At the October 20, 2006 hearing, the Court requested that E.ON file an amended complaint addressing the amended Schedule 13D.

On November 3, 2006, E.ON filed an amended complaint (in which a wholly owned subsidiary of E.ON AG, BKB AG, was added as a plaintiff), a brief in opposition to Acciona’s and Finanzas’ motion to dismiss, and a renewed application for preliminary injunctive relief. The amended complaint alleges that the initial Schedule 13D filed by Acciona and Finanzas, as well as the Schedule 13D as amended on October 19, 2006, and October 25, 2006, are materially false and misleading and seeks certain injunctive relief, including relief in the form of a declaration that the Schedule 13D, as amended, violates Section 13(d) of the Exchange Act, an order requiring that Acciona and Finanzas correct by public means their material misstatements and omissions and be enjoined from purchasing or making any arrangement to purchase any ordinary shares in connection with the settlement of the total return swaps it entered into with Banco Santander.

On November 16, 2006, the Court advised that it would deny Acciona’s motion to dismiss, and it granted E.ON’s motion for expedited scheduling and discovery. On November 20, 2006, the Court issued an Opinion and Order denying Acciona’s motion to dismiss.

On November 17, 2006, E.ON supplemented its amended complaint to add allegations that Acciona’s acquisition of 13.692% of Endesa’s shares on September 25, 2006 (the initial 10% acquired directly by Acciona on September 25, 2006, plus an additional 3.692% acquired by Banco Santander and subjected to the first total return swap with Acciona) were acquired by means of an illegal tender offer in violation of Sections 14(d) and 14(e) of the Exchange Act. E.ON seeks an order that Acciona be required to offer withdrawal rights (through an offer of rescission) to all Endesa shareholders who sold shares to Acciona or Banco Santander in response to Acciona’s illegal tender offer.

On December 11, 2006, Acciona filed a motion to dismiss E.ON’s illegal tender offer claim. On January 9, 2007, the Court issued an Opinion and Order denying that motion to dismiss. Briefing on E.ON’s motion for a preliminary injunction is scheduled to be completed by February 2, 2007.

CNMV proceedings I.

On January 2, 2007, E.ON filed a complaint with the CNMV against Acciona, Gas Natural and other natural or legal persons having participated in the alleged unlawful conduct, alleging that Acciona and Gas Natural are acting in concert without launching a joint tender offer in Spain and therefore are violating Spanish law. In its complaint, E.ON requests that Acciona shall be enjoined from acquiring ordinary shares and prohibited from exercising the voting rights of the ordinary shares already held. On January 8, 2007, Acciona was requested by the CNMV to submit, within a period of ten Spanish business days, all information and comments deemed appropriate with respect to the content of the complaint filed by E.ON. On January 15, 2007, the CNMV published a filing in which Acciona opposed E.ON’s complaint on factual and legal grounds. The decision of the CNMV whether or not to initiate disciplinary proceedings is pending.

CNMV proceedings II.

On January 16, 2007, the CNMV received a letter from Acciona, in which Acciona claimed that, according to reports published in the press, E.ON 12 held certain information concerning Endesa that was not known to Endesa’s shareholders. Acciona further stated in its letter that E.ON 12 should be compelled to disclose this information, and any future plans of E.ON 12 based on this information, to the Endesa shareholders and, in particular, to Acciona, in accordance with the principles of equal treatment and the protection of investors and so that shareholders are able to form a reasoned judgment regarding the Offers. Specifically, Acciona requested that the Spanish Prospectus authorized on November 16, 2006, by the CNMV be modified to include this information or that the CNMV take any other measure to ensure that the Endesa shareholders are furnished with this information. On January 17, 2007, the CNMV requested that E.ON 12 submit, within ten Spanish business days, all information and comments deemed appropriate with respect to the Acciona’s request. On January 25, 2007, E.ON 12 filed with the CNMV a response to Acciona’s complaint. The decision of the CNMV regarding whether or not to initiate disciplinary proceedings is pending.

Barcelona litigation I.

On July 28, 2006, Gas Natural filed a pre-trial proceeding request with the Court for Business Matters No. 1 in Barcelona (Juzgado de lo Mercantil nº 1 de Barcelona) based on the Spanish Unfair Competition Law requesting Endesa, E.ON, HSBC Bank plc, Citigroup, BNP Paribas, J.P. Morgan plc, Deutsche Bank AG and Deutsche Bank S.A.E. (which are referred to as the ‘‘Requested Parties’’) to furnish certain information and documents on the contacts maintained amongst them in connection with the Spanish Offer, alleging possible unfair competition practices and the use of inside information. On October 25, 2006, the Court for Business Matters No. 1 in Barcelona ordered the Requested Parties to provide copies of certain documents relating to the Spanish Offer within 15 days from the notification of such decision. The requested documents, relating to the Spanish Offer, include, but are not limited to, the confidentiality agreements entered into by the Requested Parties, Board minutes, minutes of meetings, the agreements and mandate letters among Endesa, E.ON and their respective advisors, due diligence reports, and copies of all mailings amongst the Requested Parties. After the requested documents are furnished, the Court for Business Matters No. 1 in Barcelona will decide which of such documents shall be provided to Gas Natural. This decision will depend on the eventual relevance of such documents to serve as a basis for a possible future lawsuit.

The request for pre-trial proceedings does not imply the initiation of further jurisdictional proceedings against the Requested Parties. It is a pre-trial activity only, which purpose is to furnish the requesting party with the sufficient information to decide whether or not to file a lawsuit. No request for precautionary measures has been filed. As of the date of this Offer to Purchase and to the knowledge of E.ON and E.ON 12, only Endesa, Deutsche Bank AG and Deutsche Bank S.A.E. have appeared in the pre-trial proceedings and the other Requested Parties, including E.ON, have not yet been notified.

Because this is pre-trial activity only and, as mentioned above, Gas Natural has not filed a request for precautionary measures, the Offers should not be affected by these proceedings. However, Gas Natural could file a lawsuit on the basis of information obtained in these proceedings and possibly request that the Spanish Offer be suspended.

Barcelona litigation II.

According to press reports in Spain, Gas Natural has filed a lawsuit against E.ON with the Court for Business Matters No. 5 in Barcelona alleging that E.ON is abusing a dominant position in violation of article 82 of the EC Treaty and has requested an order of the court declaring the Offers void. As of the date of this Offer to Purchase, E.ON has not been served with the respective complaint.

Gas Natural New York litigation.

On November 30, 2006, Gas Natural filed a complaint against E.ON and E.ON 12 in the U.S. District Court for the Southern District of New York alleging that on November 17, 2006, E.ON and E.ON 12 had filed with the SEC a false and misleading Schedule TO-C containing a preliminary offer document in connection with the proposed tender offer for Endesa. On December 4, 2006, Gas Natural moved for a preliminary injunction seeking, among other things, to require E.ON and E.ON 12 to make additional disclosures to correct allegedly false and misleading statements and to prevent E.ON and E.ON 12, until additional disclosures were made, from taking further steps to consummate a U.S. tender offer or purchasing ordinary shares from U.S. holders. On December 11, 2006, E.ON and E.ON 12 moved to dismiss the lawsuit. On December 19, 2006, the court dismissed most of the claims. The remaining claim concerns Gas Natural’s allegation that E.ON and E.ON 12 failed to disclose material agreements with Endesa; the Court expressed no view on the merits of that claim, but held only that it had been pleaded with sufficient specificity to survive a motion to dismiss. By stipulation entered by the Court on December 27, 2006, Gas Natural withdrew without prejudice its motion for a preliminary injunction and the case was stayed until the earlier of 45 days from entry of the stipulation or E.ON or E.ON 12’s commencement of a tender offer in the U.S. for ordinary shares or ADSs. Gas Natural’s complaint and other papers filed in the course of this proceeding are publicly available for a fee from the website of the PACER Service Center (http://pacer.psc.uscourts.gov), the U.S. Federal Judiciary’s centralized system for electronic access to court records, by selecting on the PACER website the U.S. District Court for the Southern District of New York and querying the party name ‘‘E.ON’’.

Obligation to make tender offers in other jurisdictions.

If the Offers are successful, pursuant to local laws in the countries of some of Endesa’s subsidiaries, it may be necessary to make tender offers for the outstanding shares of certain subsidiaries. The only offers which might be made for the stock of publicly traded subsidiaries of Endesa are the following:

Brazil.

In accordance with Law 6404/76 on stock companies, and Brazilian Securities Commission (Commissao de Valores Mobilarios) Instruction 361/2002, upon taking effective control of Endesa, E.ON 12 might be required to launch tender offers for Ampla Energía e Serviços S.A. Ampla Investimentos e Serviços, S.A. and Companhia Energética do Ceará (COELCE), Endesa subsidiaries whose shares are listed on the Sao Paulo Stock Exchange. Pursuant to the applicable Brazilian laws, these offers must be made for the share capital of such subsidiaries not controlled by Endesa within 30 days after E.ON 12 takes effective control of Endesa. However, according to a recent interpretation of the applicable laws by the Brazilian Securities Commission, it is likely that E.ON 12 will not be requested to make any of these tender offers.

Peru.

Pursuant to sections 68° to 74° of the Unified Text of the Securities Market Law, approved by the Supreme Decree N° 093-2002-EF enacted on June 15, 2002, and the regulation enacted by the Peruvian Securities Exchange Commission (CONASEV) under the Resolution N° 009-2006-EF/94.10, in force since May 2006 and amended by Peruvian Securities Exchange Commission (CONASEV) under Resolution N° 020-2006-EF/94.10 enacted in April 2006, if the Offers are successful, E.ON 12 would be required to launch a tender offer for Edegel S.A.A., Edelnor S.A.A., Generandes Perú S.A. and Empresa Eléctrica de Piura S.A., Endesa’s subsidiaries which have at least one class of shares listed on the Lima Stock Exchange. Pursuant to the above regulations, these tender offers should be launched within four months after the settlement of the Offers and must be for the share capital of such subsidiaries not controlled by Endesa.

Chile.

On December 7, 2005, the SVS confirmed, through Oficio Ordinario nº 12.825, that E.ON 12 is not required to launch a tender offer pursuant to Chilean Securities Law 18.045 or pursuant to the Chilean Stock Companies Law 18.046 for Enersis, S.A., Endesa Chile, S.A., Chilectra, S.A. and E.E. Pehuenche, S.A., Endesa subsidiaries which are listed on the Santiago de Chile Stock Exchange.

E.ON 12 estimates that the amount that would have to be spent for mandatory tender offers for minority interests in Brazil and Peru, as described above, would be approximately €550 million.

19.    Additional Information.

Recommendation of Endesa’s Board of Directors.

Endesa’s formal recommendation to Endesa shareholders in relation to the announced increased offer price of at least €34.50 will not be made and published until after the date that the CNMV approves the formal increase of the offer price

On February 21, 2006, based on the then announced offer price of €27.50, Endesa’s board of directors made a preliminary assessment that the consideration offered by E.ON 12 clearly improved the consideration offered by Gas Natural, but that the consideration offered by E.ON nevertheless did not adequately reflect Endesa’s real value. On November 21, 2006, Endesa’s board of directors, based on an offer price of €25.405, confirmed its preliminary assessment as of February 21, 2006 and recommended that Endesa securityholders not tender their Endesa securities in the Offers for a price of €25.405 per ordinary share and ADS, given that the offer price, at that time, had to be increased up to, at least, €35.00 per ordinary share and ADS. For a description of the offer price and its reduction see Section 3 (‘‘Consideration’’) of this Offer to Purchase.

A number of contacts between representatives of E.ON and Endesa in relation to this U.S. Offer have taken place. See Section 14 (‘‘Background of the Offers; Contacts with Endesa’’) of this Offer to Purchase for more details of the contacts between E.ON and Endesa.

HSBC Report.

Pursuant to Spanish law, E.ON 12 was required to submit to the CNMV an independent expert’s report evidencing that the offer by E.ON 12 represents an improvement over the competing offer by Gas Natural for the ordinary shares of Endesa. E.ON has received such an independent expert’s report from its financial advisor, HSBC Bank plc, and filed that report with the CNMV. HSBC’s report is dated November 10, 2006, and concludes that, as of the date of the report, and based on the assumptions and limitations set forth therein, the consideration offered by E.ON 12 pursuant to its Spanish Offer is of higher value than the consideration offered by Gas Natural pursuant to the Spanish offer of Gas Natural.

20.    Certain Fees and Expenses.

Except as set forth below, E.ON 12 will not pay any fees or commissions to any broker or other person soliciting tenders of Endesa securities pursuant to the U.S. Offer or the Spanish Offer.

E.ON 12 will pay the fees charged by the depositary for the ADSs for ADSs tendered into the U.S. Offer, including any fees charged by the ADS depositary to redeposit ordinary shares underlying tendered ADSs that have been previously withdrawn from deposit with the ADS depositary in the event that the U.S. Offer is not consummated. All other fees and expenses which may be incurred as a result of the tender of Endesa securities by a holder thereof will be borne by the holder. These fees and expenses include any expenses that the U.S. Tender Agent will incur in converting the consideration into U.S. dollars (which will be deducted from the cash consideration to be paid in the U.S. Offer) and any commissions which Endesa shareholders may be required to pay to their broker or bank to tender their Endesa securities.

E.ON 12 has retained HSBC to act as its financial advisor in connection with the Offers. HSBC will receive reasonable and customary compensation for its services as financial advisor, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws. HSBC has also, in the past, rendered various investment banking and financial advisory services to E.ON for which it has received customary compensation.

E.ON 12 has retained Innisfree M&A Incorporated to act as Information Agent in connection with the U.S. Offer. In its role as Information Agent, Innisfree may contact holders of ordinary shares and/or ADSs by mail, telephone, telex, telegraph, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the U.S. Offer to beneficial owners. Innisfree    will receive reasonable and customary compensation for its services as Information Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

E.ON 12 has retained Mellon Investor Services LLC to act as U.S. Tender Agent in connection with the U.S. Offer. The U.S. Tender Agent has not been retained to make solicitations or recommendations in its role as tender agent. Mellon will receive reasonable and customary compensation for its services as U.S. Tender Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

E.ON 12 has retained Santander Investment S.A. to act as Spanish Tender Agent in connection with the Spanish Offer. Santander Investment S.A. will receive reasonable and customary compensation for its services as Spanish Tender Agent, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith.

A request will be made to Endesa for the use of its shareholder and security position listings for the purpose of disseminating this U.S. Offer to holders of Endesa securities. This Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed or furnished to record holders of Endesa securities and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder and ADS holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Endesa securities. All expenses incurred in connection therewith will be borne by E.ON 12.

SCHEDULE I
INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF E.ON 12 AND E.ON

1.    DIRECTORS AND EXECUTIVE OFFICERS OF E.ON.    The following table sets forth the name, present principal occupation or employment, and material positions held during the past five years, of each director and executive officer of E.ON. E.ON is managed by a Board of Management (Vorstand) and a Supervisory Board (Aufsichtsrat).

Board of Management

Name	Year first elected	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Wulf H. Bernotat	2003	Chairman and CEO of E.ON	Chief Executive Officer; Corporate Communications, Corporate and Public Affairs, Investor Relations, Supervisory Board Relations, Strategy, Executive Development, Audit; formerly Chairman of the Board of Management of Stinnes AG
			Supervisory Board Memberships/Directorships:
			E.ON Energie AG (Chairman), E.ON Ruhrgas AG (Chairman), Allianz SE, Bertelsmann AG, Metro AG, RAG Aktiengesellschaft (Chairman), RAG Beteiligungs AG (Chairman), E.ON Nordic AB (Chairman), E.ON UK plc (Chairman), E.ON US Investments Corp. (Chairman), E.ON Sverige AB (Chairman)
Dr. Burckhard Bergmann	2003	Member of the Board of Management of E.ON	Upstream Business, Market Management, Group Regulatory Management; Chairman of the Board of Management and Chief Executive Officer of E.ON Ruhrgas AG
			Supervisory Board Memberships/Directorships:
			Thüga AG (Chairman), Allianz Lebensversicherungs-AG, MAN Ferrostaal AG, Akkumulatorenwerke Hoppecke Carl Zoeller & Sohn GmbH, Jaeger Akustik GmbH & Co. (Chairman), Nord Stream AG, OAO Gazprom, E.ON Ruhrgas E & P GmbH (Chairman), E.ON Ruhrgas Gastransport AG & Co. KG (Chairman), E.ON UK plc, ZAO Gerosgaz (Chairman; in alternation with a representative of the foreign partner)
Christoph Dänzer-Vanotti	2006	Member of the Board of Management of E.ON	Labour Relations, Personnel, Infrastructure and Services, Procurement, Organization

Name	Year first elected	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Lutz Feldmann	2006	Member of the Board of Management of E.ON	Mergers & Acquisitions, Corporate Development, Legal Affairs, Integration
			Supervisory Board Memberships/Directorships:
			E.ON Energie AG
Dr. Hans Michael Gaul	1990	Member of the Board of Management of E.ON	Controlling/Corporate Planning, M&A, Legal Affairs; formerly Member of the Board of Management of VEBA AG
			Supervisory Board Memberships/Directorships:
			E.ON Energie AG, E.ON Ruhrgas AG, Allianz Versicherungs-AG, DKV AG, RAG Aktiengesellschaft, RAG Beteiligungs AG, DKV AG, Volkswagen AG, E.ON Nordic AB, E.ON Sverige AB.
Dr. Marcus Schenck	2006	Member of the Board of Management of E.ON	Chief Financial Officer; Finance, Accounting, Taxes, Risk Management, IT
			Supervisory Board Memberships/Directorships:
			E.ON Ruhrgas AG, E.ON Risk Consulting GmbH, E.ON Audit Services GmbH, NIK Finanzkontor GmbH
Dr. Johannes Teyssen	2004	Member of the Board of Management of E.ON	Downstream Business, Market Management, Group Regulatory Management; Chairman of the Board of Management and Chief Executive Officer of E.ON Energie AG
			Supervisory Board Memberships/Directorships:
			E.ON Bayern AG (Chairman), E.ON Hanse AG (Chairman), Salzgitter AG, E.ON Nordic AB, E.ON Sverige AB

The business address for each of the individuals listed above is E.ON-Platz, 1, D-40479, Düsseldorf, Germany. Each of the individuals listed above is a German citizen.

Supervisory Board

Name	Year first elected	Title/Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ulrich Hartmann	2003	Chairman of the Supervisory Board of E.ON	Retired Co-Chief Executive Officer of E.ON AG; formerly Chairman of the Board of Management and Chief Executive Officer of VEBA AG
		E.ON AG E-ON-Platz, 1, D-40479, Düsseldorf, Germany	Supervisory Board Memberships/Directorships:
			Deutsche Bank AG, Deutsche Lufthansa AG, Hochtief AG, IKB Deutsche Industriebank AG (Chairman), Münchener Rückversicherungs-Gesellschaft AG, Henkel KGaA
Hubertus Schmoldt	1996	Deputy Chairman of the Supervisory Board of E.ON	Chairman of the Board of Management of Industriegewerkschaft Bergbau, Chemie, Energie
		IG Bergbau, Chemie, Energie Königsworther Platz 6-30167 Hannover, Germany	Supervisory Board Memberships/Directorships:
			Bayer AG, DOW Olefinverbund GmbH, Deutsche BP AG, RAG Aktiengesellschaft, RAG Beteiligungs-AG
Dr. Karl-Hermann Baumann	2000	Member of the Supervisory Board of E.ON	Formerly Chairman of the Supervisory Board of Siemens AG; formerly member of the Board of Management of Siemens AG
		Siemans AG Wittelsbacherplatz 2, 80333 München, Germany	Supervisory Board Memberships/Directorships:
			Linde AG, Schering AG
Dr. Rolf-E. Breuer	1997	Member of the Supervisory Board of E.ON	Formerly Chairman of the Supervisory Board of Deutsche Bank AG and formerly Spokesman of the Board of Management of Deutsche Bank AG
		Deutsche Bank AG Taunusanlage 12, 60325 Frankfurt, Germany	Supervisory Board Memberships/Directorships:
			Landwirtschaftliche Rentenbank
Dr. Gerhard Cromme	1993	Member of the Supervisory Board of E.ON	Chairman of the Supervisory Board of ThyssenKrupp AG
		Thyssenkrupp AG August-Thyssen-Straße 1, 40211 Düsseldorf, Germany	Supervisory Board Memberships/Directorships:
			Allianz SE, Axel Springer AG, Deutsche Lufthansa AG, Siemens AG, Suez S.A., BNP Paribas S.A., Compagnie de Saint-Gobain

Name	Year first elected	Title/Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gabriele Gratz	2005	Member of the Supervisory Board of E.ON	Chairwoman of the Works Council of E.ON Ruhrgas AG
		E.ON Ruhrgas AG Huttropstr. 60, 45138 Essen, Germany	Supervisory Board Memberships/Directorships:
			E.ON Ruhrgas AG
Wolf-Rüdiger Hinrichsen	1998	Member of the Supervisory Board of E.ON	Vice-Chairman of the Group Workers’ Council of E.ON
		E.ON AG E-ON-Platz, 1, D-40479, Düsseldorf, Germany
Ulrich Hocker	1998	Member of the Supervisory Board of E.ON	General Manager of German Investor Protection Association
		Deutsche Schutzvereinigung Für Wertpapierbesitz e.V. Hamborner Straße 53, 40468 Düsseldorf, Germany	Supervisory Board Memberships/Directorships:
			Feri Finance AG, Karstadt Quelle AG, ThyssenKrupp Stainless AG, Gartmore SICAV, Phoenix Mecano AG (Chairman), Deutsche Telekom AG
Eva Kirchhof	2002	Member of the Supervisory Board of E.ON	Diploma-Physicist
		E.ON Sales & Trading GmbH Karlstarße 6 80335 München, Germany
Seppel Kraus	2003	Member of the Supervisory Board of E.ON	Secretary of Labor Union Supervisory Board Memberships/Directorships:
		IG BCE, ZBZ Bayern Schwanthalerstraße 64, 80336 München, Germany	Wacker-Chemie AG, Novartis Deutschland GmbH, Hexal AG
Prof. Dr. Ulrich Lehner	2003	Member of the Supervisory Board of E.ON	President and Chief Executive Officer, Henkel KGaA
		Henkel KGaA Henkelstraße 67, 40191 Düsseldorf, Germany	Supervisory Board Memberships/Directorships:
			HSBC Trinkaus & Burkhardt KGaA, Ecolab Inc., Novartis AG, The DIAL Corporation (Chairman)

Name	Year first elected	Title/Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Dr. Klaus Liesen	1991	Member of the Supervisory Board of E.ON Ruhrgas AG Huttropstraße 60, 45138 Essen, Germany	Honorary Chairman of the Supervisory Board of E.ON Ruhrgas AG; formerly Chairman of the Supervisory Board of Ruhrgas AG
Erhard Ott	2005	Member of the Supervisory Board of E.ON Veridi Bundesverwaltung Paula-Thiede-Ufer 10, 10179 Berlin, Germany	Member of the Board of Management of Unified Services Sector Union (ver.di)
Hans Prüfer	2006	Member of the Supervisory Board of E.ON	Chairman of the Group Workers’ Council of E.ON Supervisory Board Memberships/Directorships:
		E.ON AG Jacobistraße 3, 31157 Sarstedt, Germany	E.ON Energy AG
Klaus-Dieter Raschke	2002	Member of the Supervisory Board of E.ON	Chairman of the Combined Works Council, E.ON Energie AG
		E.ON Energie AG Brienner Str. 40, 80333 München, Germany	Supervisory Board Memberships/Directorships:
			E.ON Energie AG, E.ON Kernkraft GmbH
Dr. Henning Schulte-Noelle	1993	Member of the Supervisory Board of E.ON	Chairman of the Supervisory Board of Allianz SE; formerly Chairman of the Board of Management of Allianz AG
		Allianz SE Königinstraße 28, 80802 München, Germany	Supervisory Board Memberships/Directorships:
			Allianz SE (Chairman), Siemens AG, ThyssenKrupp AG
Prof. Dr. Wilhelm Simson	2003	Member of the Supervisory Board of E.ON	Retired Co-Chief Executive Officer of E.ON AG; formerly Chairman of the Board of Management and Chief Executive Officer of VIAG AG
		c/o E.ON Energie AG Nymphenburger Straße 39, 80335 München, Germany	Supervisory Board Memberships/Directorships:
			Frankfurter Allgemeine Zeitung GmbH, Merck KGaA, Freudenberg KG & Co., Jungbunzlauer Holding AG, E. Merck OHG, Hochtief AG

Name	Year first elected	Title/Business Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Gerhard Skupke	2003	Member of the Supervisory Board of E.ON	Chairman of the Central Works Council, E.ON edis AG
		E.ON Edis AG Langewahler Straße 60, 15517 Fürstenwalde / Spree, Germany	Supervisory Board Memberships/Directorships:
			E.ON edis AG
Dr. Georg Frhr. von Waldenfels	2003	Member of the Supervisory Board of E.ON	Former Minister of Finance of the State of Bavaria; Attorney
		c/o Clifford Chance Partnergesellschaft Theresienstraße 4 – 6, 80333 München, Germany	Supervisory Board Memberships/Directorships:
			Georgsmarienhütte Holding GmbH, GI Ventures AG (Chairman)
Hans Wollitzer	2007	Member of the Supervisory Board of E.ON E.ON Bayern AG Prüfeningstraße 20, 93049 Regensburg, Germany	Chairman of the Central Works Council of E.ON Energie AG

Each of the individuals listed above is a German citizen.

Under German law, the shareholders elect the members of the Supervisory Board. As set out in Section 13 (‘‘Certain Information Concerning E.ON 12 and E.ON’’) of this Offer to Purchase, on June 16, 2000, VIAG AG merged into VEBA AG, with VEBA AG as the surviving entity. Following the merger, VEBA AG was renamed E.ON AG. As part of the merger agreement between the two companies, the German State of Bavaria originally had the right to recommend to the Supervisory Board one candidate to be elected as a member of the Supervisory Board. The Supervisory Board was entitled to, but had no legal obligation to, propose the election of the candidate to the shareholders. The shareholders were, in turn, entitled to elect or not elect the candidate to the Supervisory Board. As a result of this provision, Dr. Georg Frhr. von Waldenfels, attorney in private practice, was recommended by the German State of Bavaria in 2003 as a member of the Supervisory Board of E.ON. This provision was in force as long as the State of Bavaria held more than 4% of E.ON’s share capital. However, according to publicly available information, the German State of Bavaria currently owns only 2.4% of E.ON’s share capital, and consequently this provision is no longer in force.

2.    DIRECTORS AND EXECUTIVE OFFICERS OF E.ON 12.    The following table sets forth the name, present principal occupation or employment, and material positions held during the past five years of each director and executive officer of E.ON 12. E.ON 12 is governed by two Managing Directors. The business address and telephone number of each such person is c/o E.ON-Platz, 1, D 40479, Düsseldorf, Germany. Each of the individuals listed below is a German citizen.

Name	Year first elected	Title	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Mr. Karl-Heinz Feldmann	2006	Senior Vice President and General Counsel of E.ON	General Counsel of Stinnes AG (1999-2001) Head of Corporate Development of Stinnes AG (2001-2002) Legal department of E.ON (from 2003) General Counsel of E.ON (from 2004)
Dr. Patrick Wolff	2006	Vice President of E.ON	Corporate Attorney of E.ON AG (2000-2005) Vice President General Legal Affairs of E.ON AG (from 2005)

To the best of our knowledge, none of the members of the Board of Management or Supervisory Board of E.ON or the Managing Directors of E.ON 12 listed has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or a finding of any violation of United States federal or state securities laws.

SCHEDULE II

 INFORMATION CONCERNING INTERESTS HELD, DIRECTLY OR INDIRECTLY, BY E.ON’S SUBSIDIARIES AND AFFILIATES, IN THE SHARE CAPITAL OF ENDESA

E.ON Energie A.G. and some of its subsidiaries own 100% of several investment funds which, as of the date of this Offer to Purchase, jointly hold a total of 541,879 ordinary shares, representing 0.051% of Endesa’s share capital, as set forth in the following table.

Fund	Owner company of the fund	Number of shares
EDENFONDS	E.ON e.dis AG	21,288
MONFONDS 1	BKB AG	46,000
GRP FONDS	E.ON Energie AG E.ON Kernkraft AG (KKS) Gemeinschaftskraftwerk Weser GmbH	257,600
SPS FONDS	E.ON Avacon AG E.ON e.dis AG E.ON Westfalen Weser AG E.ON Hanse AG E.ON Kernkraft AG (KKS) LandE GmbH	16,357
HANSE FONDS 1	E.ON Energie AG E.ON e.dis AG E.ON Westfalen Weser AG E.ON Hanse AG E.ON Mitte AG	8,041
HANSE FONDS 2	E.ON Energie AG E.ON e.dis AG E.ON Avacon AG E.ON Hanse AG LandE GmbH	7,309
Activest A 190 FONDS	E.ON Energie AG E.ON Bayern AG E.ON Avacon AG E.ON Thüringer Energie AG	128,600
SEW-FONDS	Gemeinschaftskraftwerk Weser GmbH	20,000
GSB FONDS	Gemeinschaftskraftwerk Weser GmbH	19,500
WEB FONDS	Gemeinschaftskraftwerk Weser GmbH	17,184
TOTAL		541,879

The following table sets forth transactions in the ordinary shares carried out by the funds listed in the table above during the twelve-month period prior to the date of this Offer to Purchase:

Buying/selling fund	Owner company of the fund	Date	Purchase/ sell	Number of shares	Price per share (in €)
EDENFONDS	E.ON e.dis AG	9/28/2005	Purchase	3,095	22.30
		2/3/2006	Sell	1,807	24.87
GRP FONDS	E.ON Energie AG	4/19/2005	Purchase	800	16.69
	E.ON Kernkraft AG	4/19/2005	Purchase	4,000	16.69
	Gemeinschaftskraft-werk Weser GmbH	4/26/2005	Purchase	98,400	16.94
		5/10/2005	Purchase	94,200	17.15
		8/22/2005	Purchase	60,200	18.44
HANSE FONDS 1	E.ON Energie AG	2/9/2005	Sell	34,323	17.74
	E.ON e.dis AG	7/19/2005	Purchase	2,364	18.69
	E.ON Westfalen Weser AG
	E.ON Hanse AG
	E.ON Mitte AG
HANSE FONDS 2	E.ON Energie AG	2/9/2005	Sell	27,825	17.74
	E.ON e.dis AG	7/19/2005	Purchase	2,134	18.69
	E.ON Avacon AG
	E.ON Hanse AG
	LandE GmbH
SPS FONDS	E.ON Avacon AG	2/08/2006	Purchase	16,357	25.07
	E.ON e.dis AG
	E.ON Westfalen Weser AG
	E.ON Hanse AG
	E.ON Kernkraft AG
	LandE GmbH
ACTIVEST A 190 FONDS	E.ON Energie AG	3/11/2005	Purchase	22,700	17.12
	E.ON Bayern AG
	E.ON Avacon AG
	E.ON Thüringer Energie AG
HANFONDS 1	E.ON Energie AG	9/23/2005	Sell	63,259	21.58
	E.ON Kernkraft AG
MEA-FONDS	E.ON Mitte AG	2/2/2005	Sell	500	17.65
KHS 3 FONDS	E.ON Westfalen Weser AG	4/20/2005	Sell	6,645	16.81
SEW-FONDS	Gemeinschaftskraft-werk Weser GmbH	2/1/2005	Purchase	25,000	17.40
		10/1/2005	Sell	28,000	22.26
GSB-FONDS	Gemeinschaftskraft-werk Weser GmbH	2/1/2005	Purchase	31,000	17.40
		10/1/2005	Sell	34,000	22.26
WEB-FONDS	Gemeinschaftskraft-werk Weser GmbH	5/9/2005	Purchase	12,500	17.27
		7/25/2005	Purchase	4,684	18.49

In addition, Dr. Ulrich Schöler, Managing Director of E.ON Ruhrgas International and also member of the Board of Management or the Supervisory Board of several E.ON Ruhrgas group companies, holds 600 ordinary shares. These ordinary shares were acquired before January 1, 2004. Dirk Steinheider, Director of Business Steering of E.ON Energie AG, holds 100 ordinary shares, which were acquired before January 1, 2004. Prof. Gerhardt Wolff, member of the Supervisory Board of the Erdgasversorgungsgesellschaft Thüringen-Sachsen mbH (EVG), sold 250 ordinary shares on December 30, 2005, at a price per share of €22.20.

Except as indicated above, as of the date of this Offer to Purchase, none of E.ON 12, E.ON, the Managing Directors of E.ON 12, the members of the Board of Management or Supervisory Board of E.ON, any associate of the foregoing or any majority-owned subsidiary of E.ON 12 beneficially owns, whether directly, indirectly or in concert with others, any ordinary shares or ADSs.

Likewise, none of E.ON 12, E.ON, the Managing Directors of E.ON 12, the members of the Board of Management or Supervisory Board of E.ON, any associate of the foregoing or any majority-owned subsidiary of E.ON or E.ON 12 has purchased or sold, whether directly, indirectly or in concert with others, any ordinary shares or ADSs within the twelve months preceding the date of this Offer to Purchase.

E.ON has only provided information in this Schedule II with respect to companies of the E.ON group over whose investment decisions E.ON is able to exercise significant influence, but does not include the E.ON UK pension trust, the E.ON U.S. pension trust and the E.ON Energie pension funds and trusts or other entities over which E.ON is not able to exercise such influence.

Facsimile copies and manually executed copies of the Share Form of Acceptance and manually executed copies of the ADS Letter of Transmittal, in each case, properly completed and duly executed, will be accepted. The Share Form of Acceptance, ADS Letter of Transmittal and Notice of Guaranteed Delivery and any other required documents should be sent or delivered by each shareholder of Endesa or by such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the U.S. Tender Agent at one of its addresses set forth below.

THE INFORMATION AGENT FOR THE U.S. OFFER IS:

501 Madison Avenue, 20th Floor
New York, NY 10022

HOLDERS OF ORDINARY SHARES AND ADSs CALL TOLL-FREE
(888) 750-5834

BANKS AND BROKERS CALL COLLECT
(212) 750-5833

THE U.S. TENDER AGENT FOR THE U.S. OFFER IS:

BY MAIL Mellon Investor Services LLC Attn. Reorganization Dept. PO Box 3301 South Hackensack, NJ 07606	BY HAND Mellon Investor Services LLC Attn. Reorganization Dept. 120 Broadway, 13th Floor New York, NY 10271	BY OVERNIGHT DELIVERY Mellon Investor Services LLC 480 Washington Blvd. Mail Drop - Reorg Jersey City, NJ 07310 Attn. Reorganization Dept. 27th Floor

BY FACSIMILE TRANSMISSION
(FOR ELIGIBLE INSTITUTIONS ONLY)
(201) 680-4626

CONFIRMATION RECEIPT OF FACSIMILE BY
TELEPHONE ONLY
(201) 680-4860

Questions and requests for assistance may be directed to the Information Agent at its telephone number or address set forth above. Additional copies of this Offer to Purchase, the Share Form of Acceptance, the ADS Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may also be obtained from the Information Agent, and will be furnished promptly at E.ON 12’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.